                                                                 EXHIBIT 10.31




                         RECEIVABLES PURCHASE AGREEMENT




                                    Between


                                KERR GROUP, INC.

                                 as the Seller



                                      and



                         PNC BANK, NATIONAL ASSOCIATION

                                as the Purchaser




                          dated as of January 19, 1995

                               TABLE OF CONTENTS

                                                                                                                          Page
                                                                                                                          ----
LIST OF EXHIBITS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  vi

LIST OF SCHEDULES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  vi

ARTICLE I                 DEFINITIONS AND CONVENTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

         1.1.             Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2.             Certain Definitional Conventions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         1.3.             Gender and Number . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE II                SALE AND PURCHASE OF RECEIVABLES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

         2.1.             Commitment to Purchase Eligible Receivables . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         2.2.             Notice of Proposed Sale or Payment of Current Purchase Price Payments   . . . . . . . . . . . .  23
         2.3.             Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         2.4.             Rights Assigned . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         2.5.             Consideration for Purchases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 (a)      Description of Consideration Paid for Sold Receivables  . . . . . . . . . . . . . . . . . . . .  24
                 (b)      Determination of Maximum Current Purchase Price . . . . . . . . . . . . . . . . . . . . . . . .  25
                 (c)      Determination of Adjusted Deferred Purchase Price . . . . . . . . . . . . . . . . . . . . . . .  26
                 (d)      Initial Calculations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         2.6.             Allocation of Collections; Semi-Monthly Settlements; and Designated Purchase Date
                          Settlements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 (a)      Initial Allocation Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 (b)      Segregation of Collections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 (c)      Payment of Amounts Set Aside  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 (d)      Semi-Monthly Settlement Statement and Delivery of Collections . . . . . . . . . . . . . . . . .  29
                 (e)      Designated Purchase Date Settlement Statement and Delivery of Collections . . . . . . . . . . .  30
         2.7.             Monthly Settlement Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 (a)      Monthly Settlement Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 (b)      Maintenance of Reserve Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         2.8.             Seller Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 (a)      Calculation of Seller Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 (b)      Excessive Seller Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 (c)      Noncomplying Sold Receivable Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 (d)      Dilution Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 (e)      Reconveyance of Certain Sold Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

                                                                                                                          Page
                                                                                                                          ----
         2.9.             Limited Recourse  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         2.10.            No Assumption of Obligations Relating to Sold Receivables, Related Assets, or any Contract  . .  35
         2.11.            True Sales  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         2.12.            Payments and Computations, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         2.13.            Negative Pledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

ARTICLE III               CONDITIONS OF PURCHASE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

         3.1.             Conditions to Initial Purchase  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         3.2.             Conditions to Subsequent Purchases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         3.3.             Certification as to Representations and   Warranties and Closing Condition  . . . . . . . . . .  39

ARTICLE IV                REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

         4.1.             Organization, Standing, Qualification, etc. . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         4.2.             Authorization of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         4.3.             Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         4.4.             Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         4.5.             Seller's Chief Executive Office . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         4.6.             Enforceability of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         4.7.             Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         4.8.             Events of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         4.9.             Tax Returns and Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         4.10.            [Unused]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         4.11.            Certain Legal Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         4.12.            Bulk Sales  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         4.13.            Regulation G,T,U and X  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         4.14.            Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         4.15.            No Disclosure Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         4.16.            Financing Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         4.17.            Licenses for Computer Programs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         4.18.            Solvency of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         4.19.            Lockbox Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         4.20.            Representations and Warranties Regarding Sold Receivables . . . . . . . . . . . . . . . . . . .  44
         4.21.            Representations and Warranties Regarding Sold Receivables Pool  . . . . . . . . . . . . . . . .  47

ARTICLE V                 FEES, EARNED DISCOUNT, YIELD
                          PROTECTION AND FUNDING LOSSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

         5.1.             Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                 (a)      Structuring Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                 (b)      Commitment Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                 (c)      Administrative Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

                                                                                                                          Page
                                                                                                                          ----
         5.2.             Earned Discount, Payments of Earned Discount and Certain Related Payments Pertaining to
                          Purchaser's Net Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                 (a)      Agreement to Pay Earned Discount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                 (b)      Accrual of Earned Discount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                 (c)      Earned Discount Upon Occurrence of Termination Event  . . . . . . . . . . . . . . . . . . . . .  49
         5.3.             Yield Protection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         5.4.             Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         5.5.             Earned Discount; Other Amounts Due  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         5.6.             Investment Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

ARTICLE VI                COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

         6.1.             Financial Statements and Other Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 (a)      Financial Reports; Notice of Material Adverse Change and Termination Events . . . . . . . . . .  51
                 (b)      Notice of Change in Chief Executive Office  . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 (c)      Notice of Changes to Credit and Collection Policies . . . . . . . . . . . . . . . . . . . . . .  53
                 (d)      Notice of Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 (e)      Other Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         6.2.             Compliance with Laws, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         6.3.             Further Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         6.4.             Inspection Rights; Maintenance of Books and Records . . . . . . . . . . . . . . . . . . . . . .  54
         6.5.             Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         6.6.             [Unused]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         6.7.             Sales, Liens, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         6.8.             Negative Pledges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         6.9              Enforceability of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         6.10             Fulfillment of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         6.11             Statement for and Treatment of the Sales  . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         6.12             No Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         6.13.            Location of Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         6.14.            Lockboxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         6.15.            [Unused]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         6.16.            Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         6.17             Incorporation of Certain Covenants; etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         6.18             Use of Software . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60

ARTICLE VII               SERVICING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60

         7.1.             Designation of Seller as Initial Servicer . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         7.2.             Duties of Servicer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
                 (a)      Appointment; Duties in General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
                 (b)      Allocation of Collections; Segregation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
                 (c)      Modification of Receivables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61

                                                                                                                          Page
                                                                                                                          ----
                 (d)      Documents and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
                 (e)      Certain Duties to Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
                 (f)      Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
                 (g)      Subcontracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
                 (h)      Certain Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
                 (i)      Allocation of Unspecified Collections . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         7.3.             Segregation of Collections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         7.4.             Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         7.5.             Servicing Costs and Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         7.6.             Termination of Agency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         7.7.             Transfer of Servicing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         7.8.             Power of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         7.9.             Servicer Deposit Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

ARTICLE VIII              TERMINATION EVENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

         8.1.             Termination Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
                 (a)      Cross Default to Agreements with Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
                 (b)      Bankruptcy and Financial Distress . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
                 (c)      Payment Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
                 (d)      Default Under the Receivables Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
                 (e)      Notice of Lien  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
                 (f)      Change of Control . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
                 (g)      Loss of Priority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
                 (h)      Current Default Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
                 (i)      Changes in Credit Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
                 (j)      Violation of Maximum Purchaser's Net Investment   . . . . . . . . . . . . . . . . . . . . . . .  67
                 (k)      Delinquency Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
                 (l)      Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         8.2.             Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
                 (a)      Optional Liquidation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
                 (b)      Automatic Liquidation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
                 (c)      Additional Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
                 (d)      This Agreement a Financial Accommodation  . . . . . . . . . . . . . . . . . . . . . . . . . . .  68

ARTICLE IX                SECURITY INTEREST; ACTIONS OF PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69

         9.1.             Grant of Security Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         9.2.             Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         9.3.             Remedies to Enforce Security Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         9.4.             Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         9.5.             Rights of Purchaser.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70

ARTICLE X                 INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70

         10.1.            Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         10.2.            Contest of Tax Claim  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74

                                                                                                                          Page
                                                                                                                          ----
         10.3.            Contribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74

ARTICLE XI                MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74

         11.1.            Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
         11.2.            Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
         11.3.            Transfers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
         11.4.            Amendments, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
         11.5.            No Implied Waivers; Cumulative Remedies; Writing  . . . . . . . . . . . . . . . . . . . . . . .  76
         11.6.            Costs, Expenses and Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         11.7.            Funding by Branch, Subsidiary or Affiliate  . . . . . . . . . . . . . . . . . . . . . . . . . .  77
                 (a)      Notional Funding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
                 (b)      Actual Funding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
         11.8.            Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
         11.9.            Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
         11.10.           GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
         11.11.           FORUM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
         11.12.           Integration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
         11.13.           Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
         11.14.           WAIVER BY JURY TRIAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
         11.15.           Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
         11.16.           Waiver of Certain Setoff Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80

                                LIST OF EXHIBITS

Exhibit "A"      -        Form of Assignment of Tendered Receivables

Exhibit "B"      -        Form of Notice of Proposed Sale

Exhibit "C"      -        Form of Lockbox Letter Agreement

Exhibit "D"      -        Form of Monthly Settlement Statement

Exhibit "E"      -        Form of Reassignment of Sold Receivables

Exhibit "F"      -        Form of Opinion of Counsel of Seller

Exhibit "G"      -        Special Concentration Limits

Exhibit "H"      -        Form of UCC-1

Exhibit "I"      -        Form of Servicer Deposit Account Agreement

Exhibit "J"      -        Form of Amended and Restated Lockbox Service
                          Agreement



                               LIST OF SCHEDULES


Schedule 1.1a    -        Forms of Eligible Contracts

Schedule 4.5     -        Identification of Chief Executive Office

Schedule 4.19    -        List of Lockbox Banks and Lockbox Information

                         RECEIVABLES PURCHASE AGREEMENT


                 This Receivables Purchase Agreement is entered into as of January 19, 1995, between KERR GROUP, INC. (as more fully defined hereinafter, the "Seller") and PNC BANK, NATIONAL ASSOCIATION (as more fully defined hereinafter, the "Purchaser").

                                   WITNESSETH

                 WHEREAS, Seller has, and expects to have, Eligible Receivables (as hereinafter defined) which Seller desires to sell; and Seller has requested Purchaser, and Purchaser has agreed, subject to the terms and conditions contained in this Agreement (as hereinafter defined), to purchase Tendered Receivables (as hereinafter defined), from Seller from time to time during the term of this Agreement.

                 NOW, THEREFORE, the parties hereto, in consideration of the premises (each of which is incorporated herein by reference) and mutual covenants herein set forth of the parties hereto and intending to be legally bound hereby, agree as follows:


                                   ARTICLE I

                          DEFINITIONS AND CONVENTIONS

1.1.             Definitions.

                 The following terms have the meanings indicated for purposes of this Agreement:

                 "Adjusted Base Rate" means the Base Rate plus twenty-five (25) basis points (1/4 of 1%) per annum.

                 "Adjusted Deferred Purchase Price" shall have the meaning ascribed to it in Section 2.5(c).

                 "Administrative Fee" means the fee described in Section 5.1(c).

                 "Adverse Claim" means, with respect to any Sold Receivable, any Lien of, or claim of ownership interest by, any Person, other than Purchaser, on such Sold Receivable.

                 "Affected Party" means each of Purchaser, any assignee or participant of Purchaser, any corporation controlling Purchaser or any assignee or participant of Purchaser and any successor to any of the foregoing.

                 "Affiliate" means, with respect to any Person, any other Person (i) which owns beneficially, directly or indirectly, 20% or more of the outstanding shares of such Person, or which is otherwise in control of such Person, (ii) of which 20% or more of the outstanding voting securities are owned beneficially, directly or indirectly, by any entity described in clause
(i) above, or (iii) which is otherwise controlled by any entity described in clause (i) above; provided that for purposes of this definition the terms "control" and "controlled by" shall have the meanings assigned to them in Rule 405 under the Securities Act of 1933, as amended.

                 "Affiliated Obligor" in relation to any Obligor means an Obligor which Servicer knows, or has reason to believe, to be an Affiliate of such Obligor.

                 "Agreement" means this Receivables Purchase Agreement, as the same may from time to time be amended, supplemented or otherwise modified together with all exhibits and schedules hereto.

                 "Allocation Minimum" means the greater of (i) 20%, or (ii) the Minimum Deferred Purchase Price Percentage.

                 "Amended and Restated Lockbox Service Agreement" means an agreement, substantially in the form of Exhibit "J", between Seller and Purchaser.

                 "Approved Obligor" means any Obligor specified in Exhibit "G", which Exhibit "G" may be modified by Purchaser in writing at its option from time to time.

                 "Assignment" means individually, an Assignment of Tendered Receivables, substantially in the form of Exhibit "A" attached hereto; and the term "Assignments" means collectively all such assignments.

                 "Base Rate" means, on any date, a fluctuating rate of interest per annum equal to the higher of:

                          (a) the rate of interest most recently announced by PNC Bank, National Association, in Pittsburgh, Pennsylvania, as its "prime rate"; and

                          (b) the Federal Funds Rate (as defined below) most recently determined by PNC Bank, National Association plus fifty (50) basis points (1/2 of 1%) per annum.

The Base Rate is not necessarily intended to be the lowest rate of interest determined by PNC Bank, National Association, in connection with extensions of credit.

                 "Books and Records" means all books and records (including but not limited to credit files, billing tapes, whether processed or unprocessed, data, computer programs, printouts, and other computer materials and records) of the Seller evidencing or otherwise relating to the Pool Receivables, the Related Security and Collections.

                 "Business Day" means a day on which commercial banks in Los Angeles, California or Pittsburgh, Pennsylvania are not authorized or required to be closed for business.

                 "Capital Stock" means any and all shares, interests, participation or other equivalents (however designated) of capital stock of a corporation.

                 "Chief Executive Office" means the place where Seller is located, within the meaning of Section 9-103(c)(2) of the UCC or any analogous provision of any successor statute or any analogous provision of the UCC in effect in the jurisdiction whose Law governs the perfection of Purchaser's ownership interest in any Sold Receivables.

                 "Collections" means, with respect to any Receivable, all funds which either (a) are received by Seller or Servicer from or on behalf of the related Obligors in payment of any amounts owed (including, without limitation, purchase prices, finance charges, interest and all other charges) in respect of such Receivable, or applied to such amounts owed by such Obligors (including, without limitation, insurance payments that Seller or Servicer applies in the ordinary course of its business to amounts owed in respect of such Receivable and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligor or any other party directly or indirectly liable for payment of such Receivable and available to be applied thereon), or
(b) are deemed pursuant to Section 2.8 to have been received by Seller or any other Person as a Collection; provided that, prior to such time as Seller shall cease to be Servicer, late payment charges, collection fees and extension fees shall not be deemed to be Collections.

                 "Commitment Fee" means the fee described in Section 5.1(b).

                 "Concentration Limit" means, at any time, in relation to the aggregate Unpaid Balance of Sold Receivables owed by any single Obligor and its Affiliated Obligors (if any):

                          (a) in the case of any Group I Obligor, an amount equal to the greater of 5% of the Net Pool Balance at such time or $100,000; and

                          (b) in the case of any Group II Obligor, an amount equal to the greater of 2% of the Net Pool Balance at such time or $50,000;

                          (c) in the case of an Approved Obligor, any Special Concentration Limit as listed for such Approved Obligor in Exhibit "G" attached hereto, as designated by Purchaser from time to time (i) for Obligors whose long- term debt securities are rated BBB+ or better by S&P, or Baa1 or better by Moody's, or (ii) for Obligors rated 4A1, 5A1 or 5A2 by D&B; and

                          (d) in the case of the United States of America or any agency thereof, an amount equal to 2% of the Net Pool Balance at such time.

provided, that, for purposes of any calculation of the percentage of the Net Pool Balance represented by the Unpaid Balance of Sold Receivables of an Obligor in the Sold Receivables Pool pursuant to this definition, the full amount of the newly Tendered Receivables of such Obligor are assumed to be Eligible Receivables.

                 "Contract" means a billing statement, a purchase order, an invoice or other similar written instrument between Seller and any Person pursuant to or under which such Person shall be obligated to make payments to Seller with respect to the sale or lease of goods or services from time to time. A "related" Contract with respect to a Receivable means the Contract under which such Receivable in the Receivables Pool arose or which is relevant to the collection or enforcement of such Receivable.

                 "Credit and Collection Policy" means those credit and collection policies and practices of Seller relating to the Contracts described in the materials delivered to Purchaser prior to the Initial Purchase Date, as may be modified in accordance with Section 6.1(c) and 6.12 without violating the terms of this Agreement.

                 "Current Default Ratio" means the ratio (expressed as a percentage) computed as of a Month End Date by dividing (x) the aggregate Unpaid Balance of all Pool Receivables that became Defaulted Receivables during the Monthly Accounting Period ending on such Month End Date, by (y) the aggregate Unpaid Balance of Pool Receivables on such Month End Date.

                 "Current Purchase Price Payment" means the Dollar amount of each payment requested by Seller in the Notice of Proposed Sale submitted by Seller to Purchaser with respect to a Purchase Date and paid by Purchaser to Seller on such Purchase Date with respect to the Unpaid Balance of the Sold Receivables in the Sold Receivables Pool after giving effect to the assignment, if any, of any Tendered Receivables sold to Purchaser on such Purchase Date.

                 "Current Purchase Price Percentage" shall have the meaning ascribed to it in Section 2.5(b).

                 "D&B" means Dun and Bradstreet, Inc., its successors and assigns.

                 "Dated Terms" means terms of payment under a Contract which permits payment by the related Obligor within 240 days of the invoice date of such Contract provided that the Receivable arising from such Contract is related to goods sold by the Consumer Products Division of Seller.

                 "Defaulted Receivable" means a Pool Receivable: (a) as to which any payment, or part thereof, remains unpaid for 90 days from the original due date for such payment, (b) as to which an Event of Bankruptcy has occurred and remains continuing with respect to the Obligor thereof, (c) as to which payments have been extended, or the terms of payment thereof rewritten, other than as permitted by Section 7.2(c) of the Agreement, or (d) which has been, or, consistent with the Credit and Collection Policy, would be written off Seller's books as uncollectible.

                 "Delinquency Ratio" means the ratio (expressed as a percentage) computed as of a Month End Date by dividing (x) the aggregate Unpaid Balance of Pool Receivables that are classified as Delinquent Receivables during the Monthly Accounting Period ending on such Month End Date by (y) the aggregate Unpaid Balance of all Pool Receivables on such Month End Date.

                 "Delinquent Receivable" means a Pool Receivable that is not a Defaulted Receivable but as to which any payment, or part thereof, remains unpaid for sixty (60) days or more from the original due date for such payment.

                 "Designated Purchase Date" means any Business Day during a Monthly Accounting Period, which is not a Semi-Monthly Reporting Date, a Semi-Monthly Settlement Date, a Monthly Reporting Date, a Monthly Settlement Date or the Business Day following a Semi-Monthly Reporting Date or a Monthly Reporting Date, and which is designated by Seller on at least two (2) Business Days prior written notice to Purchaser as a date on which Seller desires to sell Eligible Receivables to Purchaser; provided that Seller may designate no more than four (4) such dates during a Monthly Accounting Period.

                 "Designated Purchase Date Settlement Statement" means a settlement statement as of the close of business on the last Business Day preceding the Designated Purchase Notice Date in question prepared by Servicer substantially in the form of part I of Exhibit "D" attached hereto, or in such other form as may be agreed on among the Seller, Servicer and Purchaser.

                 "Designated Purchase Notice Date" shall have the meaning ascribed to it in Section 2.6(e).

                 "Dilution" means the amount of any reduction or cancellation of the Unpaid Balance of a Pool Receivable as described in Section 2.8.

                 "Dilution Adjustment" shall have the meaning ascribed to it in
Section 2.8(d).

                 "Dollar", "Dollars" and the symbol "$" shall mean the lawful money of the United States of America.

                 "Earned Discount" means a fee payable by Seller to Purchaser in consideration for Purchaser's Net Investment in the Sold Receivables and which shall accrue as set forth in Section 5.2(b) hereof; provided, however, that no provision of this Agreement shall require the payment of or permit the collection of Earned Discount in excess of the maximum permitted by applicable law; and provided further, that Earned Discount accrued with respect to the Purchaser's Net Investment shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

                 "Eligible Contract" means a Contract which conforms in all material respects to one of the forms set forth in Schedule 1.1a or otherwise approved by Purchaser.

                 "Eligible Obligor" means an Obligor (a) which is a Person domiciled in the United States of America, or any of its possessions or territories, and if such Person is not an individual, is also organized under the laws of the United States of America, a state of the United States of America, the District of Columbia, or a possession or territory of the United States of America; or (b) which is a Person organized under the laws of the Commonwealth of Canada or a province thereof; except any Obligor (i) which is an Affiliate of Seller or any Subsidiary of Seller, (ii) which is not a Governmental Person other than the United

States of America or an agency thereof, or (iii) as to which in the judgment of Purchaser, there has been a material adverse change in its financial condition, operations, business or business prospects and as to which Purchaser has, at least three Business Days prior to the date of determination, given notice to Seller that such Obligor shall not be considered an Eligible Obligor.

                 "Eligible Receivable" means, at any time, a Receivable:

                          (a) which is a Receivable arising out of the sale of goods or the performance of services by Seller, in the ordinary course of its business, free and clear of any Lien or other claim or right of any Person (and, without limiting the foregoing, not out of a sale on consignment);

                          (b) as to which the perfection of Purchaser's ownership interest therein is governed by the laws of a jurisdiction where the Uniform Commercial Code -- Secured Transactions is in force, and which constitutes an "account" as defined in the Uniform Commercial Code as in effect in such jurisdiction;

                          (c)     the Obligor of which is an Eligible Obligor;

                          (d)     which is not a Defaulted Receivable;

                          (e) with regard to which the warranty of Seller in Section 4.20(b) is true and correct;

                          (f)     the sale of such Receivable does not
                 contravene or conflict with any law;

                          (g) which is denominated and payable only in Dollars in the United States;

                          (h) which arises under an Eligible Contract that has been duly authorized and that, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms and is not subject to any dispute, offset, counterclaim or defense whatsoever relating to the goods or services covered thereby;

                          (i) which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation in any material respect if such violation would impair the collectibility of such Receivable;

                          (j) which satisfies all applicable requirements of the Credit and Collection Policy;

                          (k) which, according to the Contract related thereto, is due and payable (i) within thirty (30) days from the invoice date of such Receivable and (ii) in a single installment and not in multiple installments; provided that, if the Receivable arises from a sale of goods through the Seller's prescription packaging line of business, such Receivable may be due and payable within forty-six (46) days from the invoice date of such Receivable; and provided further that, if the Receivable arises from a sale of goods through the Seller's Consumer Products Division the related Contract may contain Dated Terms;

                          (l) the terms of the related Contract have not been modified or extended except as permitted by Section 7.2(c) of the Agreement;

                          (m) the Unpaid Balance of which if sold to Purchaser, together with the Unpaid Balances of all Eligible Receivables owed by the same Obligor or an Affiliate of such Obligor which are Sold Receivables would not exceed the applicable Concentration Limit for such Obligor.

                          (n) which has been fully earned by performance on the part of Seller and is not subject to any contingency to be satisfied by Seller;

                          (o) the Obligor of which (i) is not the Obligor on Delinquent Receivables having an aggregate Unpaid Balance equal to 25% or more of the aggregate Unpaid Balance of Receivables owed by such Obligor to Seller or (ii) has failed to pay for more than 90 days from the original due date for payment Pool Receivables having an aggregate Unpaid Balance equal to the lesser of (x) $30,000, or (y) 15% or more of the aggregate Unpaid Balance of Pool Receivables owed by such Obligor to Seller; and

                          (p) which does not cause the Unpaid Balance of Sold Receivables with Dated Terms to exceed $4,000,000;


provided, however, solely for purposes of determining if a Pool Receivable is an Eligible Receivable, if the payment of a Pool Receivable is guaranteed by a Person such Pool Receivable need only fulfill the eligibility requirements set forth in the definition of an "Eligible Receivable" for either the primary account party or the guarantor but not both.

                 "Engagement Letter" means that certain letter dated November 10, 1994 of Purchaser to Seller and agreed to and executed by Seller as of November 28, 1994.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

                 "Event of Bankruptcy" shall be deemed to have occurred with respect to a Person if either:

                          (a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition of adjustment of debts (including without limitation an action commenced under the Federal Bankruptcy Code), and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 30 consecutive days; or such Person shall consent to the commencement of such involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

                          (b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect (including without limitation an action commenced under the Federal Bankruptcy
                 Code), or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall be adjudicated insolvent, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

                 "Exchange Act" means the federal Securities Exchange Act of 1934, as amended from time to time, together with the regulations and rules promulgated thereunder or pursuant thereto, as amended from time to time.

                 "Federal Bankruptcy Code" means the bankruptcy code of the United States of America codified in Title 11 of the United States Code, as from time to time amended or supplemented.

                 "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal (for each day during such period) to

                          (a)     the weighted average of the rates on
                 overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

                          (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Purchaser from three federal funds brokers of recognized standing selected by Purchaser.

                 "Federal Reserve Board" shall mean the Board of Governors of the United States Federal Reserve System as constituted from time to time.

                 "Fees" shall mean collectively the Structuring Fee, the Commitment Fee and the Administrative Fee; and the term "Fee" shall mean any of the Fees.

                 "Final Payout Date" means the date following the Termination Date which is the earlier of (i) the date on which Purchaser has recovered in full Purchaser's Net Investment plus accrued and unpaid Earned Discount and all other amounts payable by Seller under this Agreement (excluding contingent obligations under indemnities and the like as to which no present payment exists) shall have been paid in full, or (ii) the date on which the Sold Receivables have been paid in full or written off in accordance with the Credit and Collection Policy and all other amounts payable by Seller under this Agreement (excluding contingent obligations under indemnities and the like as to which no present payment exists) shall have been paid in full.

                 "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be recognized by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

                 "Governmental Person" means any national, federal, state, local or other government or political subdivision, or any agency, authority, bureau, central bank, commission, regulatory body, department or instrumentality of any government or political subdivision, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

                 "Group I Obligor" means (i) an Obligor (other than the United States of America or an agency thereof), the long-term debt securities of which are rated at least BBB- by S&P or Baa3 by Moody's, or (ii) an Obligor rated 4A1, 4A2, 5A1 or 5A2 by D&B, or (iii) at the sole discretion of Purchaser, an Obligor with an equivalent rating from another source.

                 "Group II Obligor" means an Obligor other than a Group I
Obligor.

                 "Indemnified Losses" shall have the meaning ascribed to it in
Section 10.1.

                 "Indemnified Party" shall have the meaning ascribed to it in
Section 10.1.

                 "Indemnity Payments" shall mean any sum due and payable to Purchaser pursuant to Sections 5.3, 5.4, 10.1, 10.3 and 11.6 hereof.

                 "Initial Purchase Date" means the Purchase Date designated in the first Assignment to be delivered hereunder, after the satisfaction of all conditions precedent set forth in Article III hereof.

                 "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

                 "Law" means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Person.

                 "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any lease intended as security or any title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable Law of any jurisdiction).

                 "Liquidation Period" means the period (i) commencing on the Termination Date and ending on the Final Payout Date or (ii) commencing on the date of the occurrence of a Potential Termination Event or a Termination Event and continuing until the earlier of (A) any cure or waiver of such Potential Termination Event or Termination Event or (B) the Final Payout Date.

                 "Lockbox" shall mean a post office box or other mailing location identified on Schedule 4.19 hereto maintained by a Lockbox Bank pursuant to the Lockbox Servicing Instructions for the purpose of receiving payments made by the Obligors for subsequent deposit into a related Lockbox Account, or such other post office box or mailing location as Purchaser and the Seller may agree upon from time to time.

                 "Lockbox Account" shall mean the lockbox account identified on
Schedule 4.19 hereto maintained with a Lockbox Bank pursuant to the Lockbox Servicing Instructions for the purpose of processing the payments made by the Obligors or such other account as the Seller and Purchaser may agree upon from time to time.

                 "Lockbox Agreement" means an agreement in form and substance satisfactory to Purchaser between Seller and a Lockbox

Bank concerning Collections of the Pool Receivables, including the Sold Receivables.

                 "Lockbox Bank" shall mean a bank identified on Schedule 4.19 hereto or such other bank as the Seller and Purchaser may agree upon from time to time.

                 "Lockbox Letter Agreement" means a letter agreement, in substantially the form of Exhibit "C", between Seller and any Lockbox Bank other than Purchaser if Purchaser is a Lockbox Bank.

                 "Lockbox Servicing Instructions" shall mean the instructions relating to lockbox services in connection with a Lockbox and the related Lockbox Account which are in compliance with Section 6.14 hereof and otherwise in form and substance satisfactory to Purchaser, which have been executed and delivered by the Seller to a Lockbox Bank.

                 "Material Adverse Effect" with respect to any event or circumstance, a material adverse effect on:

                          (i) the business, assets, financial condition or operations of Seller;

                          (ii) the ability of Seller or, if Seller or an Affiliate of Seller is acting as Servicer, Servicer to perform its respective obligations under this Agreement or an Assignment;

                          (iii) the validity or enforceability of this
                 Agreement, an Assignment, the Sold Receivables or the related Contract;

                          (iv) the collectibility of a substantial portion of the Sold Receivables Pool; or

                          (v) the status, existence, perfection, priority or enforceability of Purchaser's ownership interest in the Sold Receivables.

                 "Maximum Current Purchase Price" shall have the meaning ascribed to it in Section 2.5(b) hereof.

                 "Maximum Purchaser's Net Investment" means Ten Million Dollars ($10,000,000).

                 "Minimum Deferred Purchase Price Percentage" means, as of any date of determination, a number, expressed as a percentage, equal to the difference determined by subtracting the

Current Purchase Price Percentage, as of the date of determination, from one (1.00).

                 "Month End Date" means the last day of each calendar month during the term hereof.

                 "Monthly Accounting Period" means each calendar month during the term of this Agreement.

                 "Monthly Reporting Date" with respect to any Monthly Accounting Period means the fourth (4th) Business Day after the Month End Date for such Monthly Accounting Period.

                 "Monthly Settlement Date" means, with respect to any Monthly Accounting Period, the second (2nd) Business Day following the Monthly Reporting Date for such Monthly Settlement Period.

                 "Monthly Settlement Statement" means a settlement statement as of the close of business on the last Business Day of a Monthly Accounting Period just completed prepared by Servicer substantially in the form of parts I, II and III of Exhibit "D" attached hereto, or in such other form as may be agreed on among the Seller, Servicer and Purchaser and delivered to Purchaser and Seller on the Monthly Reporting Date for such Monthly Period.

                 "Moody's" means Moody's Investors Service, Inc., a Delaware corporation, its successors and assigns.

                 "Net Charge-Off Ratio" at any time during a Monthly Accounting Period means the percentage equivalent of a fraction (a) the numerator of which is the average of the Net Charge-Offs for the three Monthly Accounting Periods concluding on the Relevant Month End Date and (b) the denominator of which is the average aggregate Unpaid Balance of all Pool Receivables as of the Month End Dates for such three Monthly Accounting Periods.

                 "Net Charge-Offs" for any Monthly Accounting Period means the excess, if any, of (a) the aggregate Unpaid Balance of Pool Receivables which during such Monthly Accounting Period have been, or, consistent with the Credit and Collection Policy, should be, written off Seller's books as uncollectible, over (b) the aggregate amount, if any, of Collections received by Seller or Servicer (and not required to be returned to the Obligor or any Person on its behalf) in respect of Pool Receivables after such Pool Receivables were written off (or should have been written off as described in clause (a) of this definition).

                 "Net Pool Balance" at any time means an amount equal to the aggregate Unpaid Balance of the Notional Amount of the Eligible Receivables in the Sold Receivables Pool at such time.

                 "Noncomplying Sold Receivables Adjustment" shall have the meaning ascribed to it in Section 2.8(c).

                 "Noncomplying Sold Receivables" shall have the meaning ascribed to it in Section 2.8(c).

                 "Note Agreement" shall mean and refer to any of those certain Note Agreements made by Kerr Group, Inc. as of September 15, 1993, with those Persons executing such Note Agreements as purchasers, and all exhibits and schedules thereto, in such form as such Note Agreements are in force on the date hereof, and shall not include any amendments, modifications or supplements thereto or thereof made after the date of this Agreement, unless such amendment, modification or supplement is consented to in writing by the Purchaser.

                 "Notice of Proposed Sale" means notice substantially in the form of Exhibit "B" attached to the Agreement.

                 "Notional Amount" means, with respect to a Pool Receivable, the original face amount of such Pool Receivable at the time such Pool Receivable is booked by Seller, less all discounts and allowances to which the related Obligor would be entitled if such Obligor paid such Pool Receivable on the most expeditious basis.

                 "Obligor" means a Person obligated to make payments with respect to a Contract giving rise to a Pool Receivable, including any guarantor thereof.

                 "PBGC" shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

                 "Person" or "person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

                 "PNC Note" means that certain promissory note issued by Seller and payable to the order of Purchaser in the face principal amount of $10,000,000 dated May 2, 1994 and due and payable on April 30, 1995.

                 "Pool Receivable" means a Receivable in the Receivables Pool, including without limitation the Sold Receivables.

                 "Potential Termination Event" means any event which, with the giving of notice or lapse of time, or both, would become a Termination Event.

                 "Principal Office of Purchaser" means the principal corporate banking offices of Purchaser as designated by Purchaser to Seller.

                 "Purchase" shall have the meaning ascribed to it in Section
2.3 hereof.

                 "Purchase Commitment" shall have the meaning ascribed to it in
Section 2.1.

                 "Purchase Date" means (i) any Semi-Monthly Settlement Date during the term of this Agreement on which Seller delivers an executed Assignment selling, assigning and transferring to Purchaser the Tendered Receivables described in the Schedule 1 attached to such Assignment, and (ii) any Designated Purchase Date.

                 "Purchase Price" shall have the meaning set forth in Section 2.5(a).

                 "Purchaser" means PNC Bank, National Association and its successors and assigns.

                 "Purchaser's Net Investment" means at any time with respect to the Sold Receivables, an amount equal to (a) the aggregate incremental Current Purchase Price Payments theretofore paid to Seller against the Maximum Current Purchase Price for the Sold Receivables Pool pursuant to Section 2.5(a), less
(b) the aggregate amount theretofore received by Purchaser in reduction of such Purchaser's Net Investment, as applied to the reduction of Purchaser's Net Investment, each in accordance with Section 2.6, Section 2.7 or Section 2.8, as applicable.

                 "Purchase Termination Date" means that day on which a Termination Event has occurred and is continuing, and

                          (a) Purchaser declares a Purchase Termination Date in a notice to Seller in accordance with Section 8.2(a); or

                          (b) in accordance with Section 8.2(b) becomes the Purchase Termination Date automatically.

                 "Reassignment of Sold Receivable" means the assignment in the form of Exhibit "E" attached hereto.

                 "Receivable" means all accounts, contract rights, chattel paper, general intangibles and all other rights to payments due and to become due to Seller pursuant to the terms of a Contract and all other rights, powers and privileges of Seller arising thereunder or related thereto (including but not limited to all guarantees, collateral security, surety bonds, rights under letters of credit, insurance or other direct or indirect security), assertible against any Person whatever and all rebates, refunds, adjustments and returned, rejected, or repossessed goods relating thereto and all proceeds of any of the foregoing.

                 "Receivables Documents" shall mean this Agreement, the Assignments, the Amended and Restated Lockbox Service Agreement, the Lockbox Agreements, the Lockbox Letter Agreements, the Servicer Deposit Account Agreement, financing statements and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and "Receivables Document" shall mean any of the Receivables Documents.

                 "Receivables Pool" means at any time all then outstanding Receivables, including any Sold Receivables, which have not been charged off by Seller or Servicer, as the case may be, as uncollectible, but shall not include any Receivables owned by any Subsidiary of Seller.

                 "Regulation D" means Regulation D of the Federal Reserve Board, or any other regulation of the Federal Reserve Board that prescribes reserve requirements applicable to nonpersonal time deposits or "Eurocurrency Liabilities" as presently defined in Regulation D, as in effect from time to time.

                 "Regulatory Change" means, relative to any affected party

                          (a)     any change in (or the adoption,
                 implementation, change in phase-in or commencement of effectiveness of) any

                                  (i)      United States federal or state law
                          or foreign law applicable to such affected party;

                                  (ii)     regulation, interpretation,
                          directive, requirement or request (whether or not having the force of law) applicable to such affected party of (A) any court, government authority charged with the interpretation or administration of any law referred to in clause (a)(i) of this definition or of
                          (B) any fiscal, monetary or other authority having jurisdiction over such affected party; or

                                  (iii)    generally accepted accounting
                          principles or regulatory accounting principles applicable to such affected party and affecting the application to such affected party of any law, regulation, interpretation, directive, requirement or request referred to in clause (a)(i) or (a)(ii) above of this definition; or

                          (b) any change in the application to such affected party of any existing law, regulation, interpretation, directive, requirement, request or accounting principles referred to in clause (a)(i), (a)(ii) or (a)(iii) above of this definition.

                 "Related Assets" shall have the meaning ascribed to it Section
2.4 hereof.

                 "Related Security" means, with respect to any Pool Receivable:
(a) all of Seller's right, title and interest in and to all Contracts that relate to such Pool Receivable; (b) all of Seller's interest in the merchandise (including returned merchandise), if any, relating to the sale which gave rise to such Pool Receivable; (c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Pool Receivable, whether pursuant to the Contract related to such Pool Receivable or otherwise; (d) the assignment to Purchaser and any assignee, of all UCC financing statements covering any collateral securing payment of such Pool Receivable (but such assignment is made only to the extent of the interest of Purchaser in the respective Pool Receivable); and (e) all guarantees and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Pool Receivable whether pursuant to the Contract related to such Pool Receivable or otherwise.

                 "Releases" means documents that are filed with the appropriate filing offices in the relevant states of the United States for the purpose of releasing any security interests or ownership interests in the Sold Receivables that have been filed or perfected through the filing of one or more financing statements.

                 "Relevant Month End Date" means the Month End Date for which the most recent Monthly Settlement Statement has been delivered to Purchaser.

                 "Reporting Dates" means collectively the Semi-Monthly Reporting Dates and the Monthly Reporting Dates; and the term "Reporting Date" means individually any of the Reporting Dates.

                 "Reserve Asset Percentage" means the number, expressed as a percentage and determined as of each Business Day, which is equal to the difference determined by subtracting a fraction, the numerator of which is equal to the Purchaser's Net Investment, as of the date of such determination, and the denominator of which is equal to the Net Pool Balance as of the date of such determination, from one (1.00).

                 "Responsible Officer" for Seller shall mean the president, any vice president, the treasurer, the secretary or any other officer designated by Seller in writing to Purchaser upon execution of this Agreement.

                 "S&P" means Standard & Poor's Rating Group, a division of McGraw-Hill, Inc., its successors and assigns.

                 "Seller" means Kerr Group Inc., a Delaware corporation, and its successors and permitted assigns.

                 "Seller Adjustments" shall have the meaning ascribed to it in
Section 2.8(a).

                 "Semi-Monthly Period" means (i) a period of days commencing on the first day of a month and ending on the fifteenth day of such month; and
(ii) a period of days commencing on the sixteenth day of each month and ending on the Month End Date of such month.

                 "Semi-Monthly Reporting Date" means (i) with respect to any Semi-Monthly Period commencing on the first day of a month, the third (3rd) Business Day of the next Semi-Monthly Period in question, and (ii) with respect to any Semi-Monthly Period commencing on the sixteenth day of each month, the fourth (4th) Business Day of the next Semi-Monthly Period in question.

                 "Semi-Monthly Settlement Date" means, with respect to any Semi-Monthly Period, the second (2nd) Business Day following the Semi-Monthly Reporting Date for such Semi-Monthly Period in question.

                 "Semi-Monthly Settlement Statement" means a settlement statement as of the close of business on the last Business Day of the Semi-Monthly Period just completed prepared by Servicer substantially in the form of parts I and II of Exhibit "D" attached hereto, or in such other form as may be agreed on among the Seller, Servicer and Purchaser and delivered to Purchaser and

Seller on the Semi-Monthly Reporting Date for such Semi-Monthly Period.

                 "Servicer" means initially Seller, or such other Person that is appointed by Purchaser in accordance with Section 7.6 of this Agreement, to act on Purchaser's behalf in the administration, servicing and collection of the Sold Receivables.

                 "Servicer Deposit Account" has the meaning set forth in
Section 7.9.

                 "Servicer Deposit Account Agreement" means that certain Servicer Deposit Account Agreement, substantially in the form of Exhibit "I", between Servicer and Purchaser, as the same may from time to time be amended, supplemented or otherwise modified together with all exhibits and schedules hereto.

                 "Servicer's Fee" means, for any day that Seller, or an Affiliate of Seller, shall no longer be Servicer, an amount specified by Purchaser not exceeding 110% of Servicer's reasonable cost and expenses of performing its obligations under the Agreement during the Semi-Monthly Period on such day.

                 "Servicer Reports" means collectively, the Semi-Monthly Settlement Statement and the Monthly Settlement Statement; and the term "Servicer Report" means individually any of the Servicer Reports.

                 "Sold Receivable(s)" shall have the meaning ascribed to it in
Section 2.4 hereof.

                 "Sold Receivables Pool" means at any time all then outstanding Sold Receivables which have not been charged off by Servicer in conformity with the Credit and Collection Policy.

                 "Solvent" shall mean, when used with respect to any Person, that:

                 (a) the fair value and present fair saleable value of such Person's assets is in excess of the total amount of such Person's stated liabilities including identified contingent liabilities;

                 (b) the present fair saleable value of such Person's assets is in excess of the amount that will be required to pay such Person's probable liability on such Person's debts as they become absolute and mature;

                 (c) such Person does not have unreasonably small capital to carry on the business in which such Person is engaged and all businesses in which such Person is about to engage; and

                 (d) such Person has not incurred debts beyond such Person's ability to pay such debts as they mature.

                 "Special Concentration Limit" means, with respect to an Approved Obligor, a limit, not to exceed $1,000,000, specified next to the Approved Obligor's name in Exhibit "G" attached hereto, as designated by the Purchaser from time to time.

                 "Structuring Fee" means the fee described in Section 5.1(a).

                 "Subsidiary" means, of any person at any time, (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding Capital Stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such person or one or more of such person's Subsidiaries, or any partnership of which such person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such person or one or more of such person's Subsidiaries, and (ii) any corporation, trust, partnership or other entity which is controlled or capable of being controlled by such person or one or more of such person's Subsidiaries.

                 "Tendered Receivables" means the Pool Receivables described in a Schedule 1 attached to an Assignment executed and delivered by Seller to Purchaser on a Purchase Date; and the term "Tendered Receivable" means any of the Tendered Receivables.

                 "Termination Date" means the earlier of

                 (a)      the Purchase Termination Date; or

                 (b) the earlier of (i) January 18, 1997 or (ii) such date established by thirty (30) days written notice of Seller to Purchaser.

                 "Termination Event" shall have the meaning set forth in
Section 8.1.

                 "Uniform Commercial Code" or "UCC" means the Pennsylvania Uniform Commercial Code and, if applicable, the Uniform Commercial Code in effect in the state in which the place of business of Seller is located, or, if Seller has more than one place of business, the state in which Seller has its Chief Executive Office.

                 "Unpaid Balance" of any Receivable means at any time the sum of the unpaid amount thereof, but excluding all late payment charges, delinquency charges, and extension or collection fees.

1.2. Certain Definitional Conventions. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. All other undefined terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the Uniform Commercial Code as in effect in the Commonwealth of Pennsylvania to the extent the same are used or defined therein.

1.3. Gender and Number. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.


                                   ARTICLE II

                        SALE AND PURCHASE OF RECEIVABLES

2.1. Commitment to Purchase Eligible Receivables. Subject to the terms and conditions hereof and relying upon the representations and warranties set forth herein, the Seller may, at its option, offer to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller (such agreement being referred to herein as the "Purchase Commitment"), from time to time on the Initial Purchase Date and on each Purchase Date thereafter to but not including the Termination Date, all of Seller's right, title and interest in and to the Tendered Receivables specified by the Seller in the Notice of Proposed Sale delivered by the Seller to the Purchaser pursuant to the terms of
Section 2.2 hereof. No Purchase shall be made of a Tendered Receivable, the payment due date of which would be forty-six (46) days or more after the Termination Date determined by clause (b) of the definition of the term "Termination Date". The Purchaser shall have no obligation to purchase any Tendered Receivable on any Purchase Date to the extent that after giving effect thereto the

Purchaser's Net Investment at such time would exceed the Maximum Purchaser's Net Investment at such time. The Purchaser shall have no obligation to purchase any Tendered Receivable on any Purchase Date to the extent that such Tendered Receivable fails to qualify as an Eligible Receivable. The Purchaser shall have no obligation to purchase Tendered Receivables hereunder on or after the Termination Date.

2.2. Notice of Proposed Sale or Payment of Current Purchase Price Payments. Seller shall make each offer to assign Eligible Receivables to Purchaser and/or each request for the receipt by Seller of a Current Purchase Price Payment for the Sold Receivables Pool by delivering to the Purchaser and the Servicer, not less than two (2) Business Days prior to the proposed Purchase Date, and with respect to the Initial Purchase Date not less than five
(5) days prior to the Initial Purchase Date, a Notice of Proposed Sale in the form of Exhibit "B" hereto (i) describing the Tendered Receivables that Seller proposes to sell and the Purchase Date on which Seller proposes that such sale occur and/or (ii) setting forth the Dollar amount of the Current Purchase Price Payment with respect to the Sold Receivables Pool requested by Seller. Each Purchase shall be made at 2:00 p.m. on a Purchase Date, and shall take place at the office of the Purchaser at Fifth Avenue and Wood Street, Pittsburgh, PA 15265, or such other place as may be mutually agreed upon by Seller and Purchaser. Any Current Purchase Price Payment which Seller has requested to be paid by Purchaser on any Purchase Date with respect to the Sold Receivables Pool shall be in an amount set forth by Seller in the Notice of Proposed Sale submitted by Seller to Purchaser with respect to such Purchase Date provided that such amount together with the Purchaser's Net Investment then outstanding does not exceed either (i) the Maximum Current Purchase Price, or (ii) the Maximum Purchaser's Net Investment. On each such Purchase Date, Purchaser shall, upon satisfaction of the applicable conditions set forth in Articles II and III make available to Seller the applicable Current Purchase Price Payment in same day funds at the Principal Office of Purchaser by deposit into a demand deposit account of Seller established with Purchaser.

2.3. Assignment. On each Purchase Date, Seller shall deliver to Purchaser an Assignment, executed by Seller, dated such Purchase Date, assigning and transferring to the Purchaser all right, title and interest of Seller, in and to the Seller's Tendered Receivables and Related Assets offered for assignment to the Purchaser on such Purchase Date, free and clear of all Adverse Claims. Each Assignment shall have attached to it a schedule describing, to the satisfaction of the Purchaser, the Tendered Receivables sold and assigned on such Purchase Date. Each delivery of an Assignment concerning Tendered Receivables and Related Assets by Purchaser on a Purchase Date is herein called a "Purchase".

2.4. Rights Assigned. The Seller hereby grants, conveys, sells, assigns, transfers and sets over to Purchaser the following property, whether now or hereafter owned, existing or arising:

                 (a) all of Seller's right, title and interest in, to and under the Tendered Receivables;

                 (b) all rights to payments under, but not the obligations under, (i) the Tendered Receivables, (ii) all related Contracts with respect to the Tendered Receivables and (iii) all Related Security with respect to such Tendered Receivables;

                 (c) all Books and Records evidencing or otherwise relating to such Tendered Receivables and the obligations owing by the Obligors thereunder to Seller together with a non-exclusive license to use the same in the administration and collection of the Tendered Receivables; and

                 (d) all Collections in respect of, and other proceeds of, any of the foregoing.

The items listed above in clauses (b), (c) and (d) are herein collectively called the "Related Assets". Upon the delivery of the applicable Assignment, the Tendered Receivables and the Related Assets described in clauses (a), (b),
(c) and (d) above are herein sometimes collectively called the "Sold Receivables"; and the term "Sold Receivable" means any of the Sold Receivables.

2.5.             Consideration for Purchases.

                 (a) Description of Consideration Paid for Sold Receivables. (i) A Tendered Receivable shall be sold to Purchaser for a gross contractual purchase price equal to the Notional Amount of such Tendered Receivable which shall be adjusted for the allocable Earned Discount which accrues with respect to the Purchaser's Net Investment and which shall be further adjusted for its allocable share of the Adjusted Deferred Purchase Price payable to Seller in accordance with Section 2.6(c)(iv); provided, that, the purchase price for a Tendered Receivable may be paid in two or more installments with a deferred purchase price portion determined and paid with respect to the collection performance of the Sold Receivables Pool; and provided, further that, the actual sums paid by Purchaser with respect to a Tendered Receivable shall not exceed such Tendered Receivable's allocable share of the Purchaser's Net Investment outstanding during the time such Tendered Receivable is part of the Sold Receivables Pool plus the Collections actually received with respect to such Tendered Receivables and distributed to Seller pursuant to Section 2.6(c) hereof.

                          (ii)  At any time of determination, the aggregate
purchase price for the Pool Receivables in the Sold Receivables Pool shall equal the sum of the incremental Current Purchase Price Payments paid to Seller plus the Adjusted Deferred Purchase Price paid with respect to such Sold Receivables Pool in accordance with the procedures contained in Section 2.6(c). The initial Current Purchase Price Payment or any incremental Current Purchase Price Payments shall be paid to Seller by Purchaser as set forth in Section 2.2; and the Adjusted Deferred Purchase Price shall be payable solely from the proceeds of the Collections of the Sold Receivables in the Sold Receivables Pool allocated to Seller pursuant to Section 2.6(c)(iv) after deduction of any accrued and unpaid Earned Discount and Servicer's Fees then due and payable by Seller to Purchaser, or Servicer, hereunder and the recovery by Purchaser from Collections of Sold Receivables of the Purchaser's Net Investment. Any portion of the Adjusted Deferred Purchase Price allocated to Seller pursuant to Section 2.6(c)(iv) shall be paid to Seller at the Principal Office of the Purchaser on the Semi-Monthly Settlement Date following the Servicer's receipt in good and collected funds of the proceeds of the Collections of such Sold Receivables. Notwithstanding the foregoing, Purchaser shall have no obligation to make any Current Purchase Price Payment for the Sold Receivables Pool to Seller on any Purchase Date if (1) the sum of any such Current Purchase Price Payment plus the Purchaser's Net Investment then outstanding shall exceed the Maximum Purchaser's Net Investment or (2) the sum of any such Current Purchase Price Payment plus the Purchaser's Net Investment then outstanding shall exceed the Maximum Current Purchase Price.

                 (b) Determination of Maximum Current Purchase Price. The "Maximum Current Purchase Price" which may be paid to Seller by Purchaser and outstanding on any Purchase Date (as represented by the calculation of Purchaser's Net Investment after giving effect to the payment of any Current Purchase Price Payment on such date) with respect to the Sold Receivables Pool shall be in an amount as determined in accordance with the following formula:

         MCPP = NPB x CPPP

         where:

         MCPP             =       Maximum Current Purchase Price which may be
                                  outstanding on the applicable Purchase Date.

         NPB              =       The Net Pool Balance on such Purchase Date
                                  after adding to the Sold Receivables Pool the Notional Amount of the Tendered Receivables to be assigned to Purchaser on such Purchase
                                  Date.

         CPPP             =       Current Purchase Price Percentage as
                                  determined for such Purchase Date.

         where:

         "Current Purchase Price Percentage" equals the lesser of (i) 80%, or
         (ii) 1.00 - (12 x NCR)

         and:

         NCR              =       Net Charge-Off Ratio for Seller as determined
                                  for such Purchase Date.

                 (c) Determination of Adjusted Deferred Purchase Price. The "Adjusted Deferred Purchase Price" for the Pool Receivables in the Sold Receivables Pool shall be the amount distributed to Seller pursuant to Section 2.6(c)(iv).

                 (d) Initial Calculations. Concurrently with the Initial Purchase Date, Seller shall furnish to Purchaser an initial Monthly Settlement Statement (which may contain such changes in the standard form of Monthly Settlement Statement as may be satisfactory to Purchaser), containing the required information for the three Monthly Accounting Periods before the Initial Purchase Date. To the extent that the provisions of Section 2.5 require information pertaining to such Monthly Accounting Periods, the information set forth in such initial report, prepared in accordance with the provisions hereof, shall be used. Furthermore, to the extent the provisions of
Section 2.5 require information pertaining to such Monthly Accounting Periods for the calculation of the Net Charge-Off Ratio, for the purposes of determining the "Net Charge-Offs" the Seller may decrease by half the amount of the aggregate Unpaid Balance of Pool Receivables which were written off Seller's books as uncollectible during the month of December, 1994 as a result of the revision to the Seller's Credit and Collection Policy during

December, 1994 concerning the timing of the writing-off of bad debts.

2.6. Allocation of Collections; Semi-Monthly Settlements; and Designated Purchase Date Settlements.

                 (a) Initial Allocation Procedures. At the opening of business on each Business Day (except that solely for the purpose of this Section 2.6(a) Good Friday and the day immediately preceding or following any of the following holidays: Thanksgiving, Christmas, New Year's Day or the Fourth of July, shall not be a Business Day if such day is declared a holiday for the Chief Executive Office of Seller) during the period from the date hereof to and including the Final Payout Date, Servicer will, out of all Collections received from and including the preceding Business Day to and including the day immediately preceding the Business Day in question (a "Collection Period") from the Receivables Pool:

                          (i) determine the portion of such Collections attributable for any Collection Period to the Sold Receivables;

                          (ii) out of the portion of such Collections allocated to the Sold Receivables pursuant to clause (i), set aside and hold in trust for Purchaser an amount equal to the sum of (1) the accrued and unpaid Earned Discount in respect of the Purchaser's Net Investment and
         (2) the accrued and unpaid Servicer's Fee due to Servicer hereunder (in each case set forth in items (1) and (2), accrued through such day and without duplication) to be applied on the next Semi-Monthly Settlement Date in accordance the provisions of Section 2.6(c);

                          (iii) set aside and hold in trust for Purchaser, from the remaining portion of such Collections allocated to Sold Receivables pursuant to clause (i) of this Section 2.6 but not set aside and held in trust for Purchaser pursuant to clause (ii) of this
         Section 2.6 an amount, which together with the other amounts set aside during the Semi-Monthly Period in question pursuant to this clause
         (iii) of Section 2.6, is not in excess of the Purchaser's Net Investment to be applied on the next Semi-Monthly Settlement Date in accordance with the provisions of Section 2.6(c) or on the next Designated Purchase Date in accordance with Section 2.6(e), as the case may be; and

                          (iv) set aside and hold in trust for Seller in payment of the Adjusted Deferred Purchase Price, the remaining portion of such Collections allocated to the Sold

         Receivables pursuant to clause (i) above but not set aside and held in trust for Purchaser pursuant to clause (ii) or (iii) above, to be applied on the next Semi-Monthly Settlement Date (subject to Sections 2.6(d), 2.7 and 2.8 hereof) in accordance with the provisions of
         Section 2.6(c).

                 (b) Segregation of Collections. Servicer shall set aside, and hold in trust for the benefit of Purchaser, and for Seller to the extent of the Adjusted Deferred Purchase Price due to the Seller on the next Semi-Monthly Settlement Date, all Collections described in clauses (ii), (iii) and (iv) of Section 2.6(a). On the Business Day of the allocation of all funds described in clauses (ii), (iii) and (iv) of Section 2.6(a), all such funds shall be deposited in the Servicer Deposit Account. Any sums described in clauses (ii) and (iii) of Section 2.6(a) above shall be placed in a separate sub-account segregated from the sums described in clause (iv) of Section 2.6(a) above.

                 (c) Payment of Amounts Set Aside. (i) Servicer shall pay to Purchaser from the amounts set aside pursuant to Section 2.6(a)(ii)(1) during a Semi-Monthly Period, which are good and collected funds, the accrued and unpaid Earned Discount on the Purchaser's Net Investment during such Semi-Monthly Period on the relevant Semi-Monthly Settlement Date.

                          (ii)   Servicer shall pay to Servicer, if Servicer is
a Person other than Seller or an Affiliate of Seller, from the amounts set aside pursuant to Section 2.6(a)(ii)(2) during a Semi-Monthly Period, which are good and collected funds, the accrued and unpaid Servicer's Fees due to Servicer hereunder for such Semi-Monthly Period on the relevant Semi-Monthly Settlement Date.

                          (iii)  Subject to Section 2.6(e) hereof, Servicer
shall pay all amounts set-aside pursuant to Section 2.6(a)(iii) (which amounts have not been previously applied by Purchaser to pay a Current Purchase Price Payment due on a Designated Purchase Date in accordance with Section 2.6(e)), which are good and collected funds, to Purchaser in repayment of the Purchaser's Net Investment on each Semi-Monthly Settlement Date; provided that the Purchaser may direct the Servicer to apply any such repayments to the payment of any portion of the Current Purchase Price due from Purchaser to Seller in respect to the Sold Receivables in this Sold Receivables Pool on such Semi-Monthly Settlement Date.

                          (iv)   In accordance with Section 2.6(d)(iv), Servicer
shall pay any amounts set aside pursuant to Section 2.6(a)(iv), which are good and collected funds, to Seller as payment of the Adjusted Deferred Purchase Price during a Semi-

Monthly Period on the relevant Semi- Monthly Settlement Date; provided, however, Purchaser may direct Servicer to pay to Purchaser from the sums otherwise payable to Seller pursuant to this Section 2.6(c)(iv) the amount of any accrued and unpaid Seller Adjustments, Fees and Indemnity Payments due to Purchaser from Seller.

                          (v)    Notwithstanding the foregoing provisions of
this Section 2.6(c), during any Liquidation Period, Servicer shall pay to Purchaser all amounts set aside pursuant to Section 2.6(a)(ii) and Section 2.6(a)(iii) on the Business Day such amounts represent good and collected funds until such time as the Purchaser's Net Investment is repaid in full.

                 (d) Semi-Monthly Settlement Statement and Delivery of Collections. (i) On each Semi-Monthly Reporting Date for a Semi-Monthly Period, Servicer shall prepare and forward to Purchaser, and if Seller is not Servicer to Seller, a Semi-Monthly Settlement Statement, setting forth, and showing the calculation of, the aggregate Unpaid Balance of the Sold Receivables Pool as of the close of business on the last Business Day of the Semi-Monthly Period just completed, the Notional Amount of Sold Receivables assigned to Purchaser on Designated Purchase Dates occurring since the close of business on the last Business Day of the Semi-Monthly Period just completed, the Notional Amount of the Tendered Receivables to be assigned to Purchaser on the Semi-Monthly Settlement Date for the Semi-Monthly Period just completed, the Maximum Current Purchase Price for the Sold Receivables Pool taking into account the addition to the Sold Receivables Pool of the Sold Receivables assigned to Purchaser on Designated Purchase Dates occurring since the close of business on the last Business Day of the Semi-Monthly Period just completed and the Notional Amount of Tendered Receivables to be assigned on such Semi-Monthly Settlement Date and the other information listed in the Semi-Monthly Settlement Statement, on the basis of the most recent information available to Servicer.

                          (ii)  Upon delivery of such report, Seller shall
recompute, and Purchaser shall confirm, the Allocation Minimum and Reserve Asset Percentage on the basis of (1) the aggregate Unpaid Balance of Sold Receivables Pool shown in such report (including the Notional Amount of the Tendered Receivables to be presented to the Purchaser for Purchase on the Semi-Monthly Settlement Date for such Semi-Monthly Period), (2) the information contained in the most recent Monthly Settlement Statement as to the aggregate Unpaid Balance of Sold Receivables Pool not constituting Eligible Receivables, and the amounts and percentages used to determine the Net Charge-Off Ratio, all as of the most recent Monthly Settlement Statement, and (3) the Purchaser's Net Investment (adding the amount of the Current

Purchase Price Payment due to Seller on such Semi-Monthly Settlement Date and subtracting the sum set aside by Servicer pursuant to Section 2.6(a)(iii), but not previously applied pursuant to Section 2.6(e) to the payment of a Current Purchase Price Payment on a Designated Purchase Date occurring during such Semi-Monthly Period, to reduce the Purchaser's Net Investment on the Semi-Monthly Settlement Date for the Semi-Monthly Period just completed).

                          (iii)  If, on the basis of such calculation, the
Allocation Minimum would exceed the Reserve Asset Percentage or the Purchaser's Net Investment would exceed the Maximum Purchaser's Net Investment, then either, at Seller's election, (1) the Servicer may set-aside funds in an amount equal to such excess, out of the portion of Collections described in Section 2.6(a)(iv) and pay such amount immediately to Purchaser to reduce the Purchaer's Net Investment, or (2) Seller may reduce its request for a Current Purchase Price Payment on such Semi-Monthly Settlement Date such that the Seller will be in compliance with the limitations imposed by the Reserve Asset Percentage, the Allocation Minimum and the Maximum Purchaser's Net Investment, or (3) Seller may execute and deliver an Assignment on such Semi-Monthly Settlement Date concerning additional Eligible Receivables with sufficient Notional Amount such that the Seller will be in compliance with the limitations imposed by the Reserve Asset Percentage and the Allocation Minimum, or (4) Seller may cause the occurrence of a combination of the events described in clauses (1), (2) and (3) of this Section 2.6(d)(iii) such that the Seller will be in compliance with the limitations imposed by the Reserve Asset Percentage, the Allocation Minimum and the Maximum Purchaser's Net Investment; provided that the failure of Seller to cause compliance with the limitations imposed by the Reserve Asset Percentage, the Allocation Minimum and the Maximum Purchaser's Net Investment shall create immediately a Potential Termination Event, and with the passage of time a Termination Event, and upon the existence of such Termination Event, Purchaser may declare a Purchase Termination Date and pursue its remedies set forth in Section 8.2 hereof.

                          (iv)   Provided that the Seller has complied, or
caused the compliance, with the provisions of this Section 2.6(d) hereof on the applicable Semi-Monthly Settlement Date, Servicer shall pay to Seller the amount described in Section 2.6(c)(iv) hereof.

                 (e) Designated Purchase Date Settlement Statement and Delivery of Collections. (i) On each day that a Notice of Proposed Sale is delivered to Purchaser in connection with any Designated Purchase Date (such day, the "Designated Purchase Notice Date"), Servicer shall prepare and forward to Purchaser, and if Seller is not Servicer to Seller, a Designated Purchase Date Settlement Statement, setting forth, and showing the calculation of, the aggregate Unpaid Balance of Sold Receivables Pool as of the close of business on the last Business Day prior to such Designated Purchase Notice Date, the Notional Amount of the Tendered Receivables to be assigned to Purchaser on such Designated Purchase Date, the Current Purchase Price Payment requested by Seller on such Designated Purchase Date, the Maximum Current Purchase Price for the Sold Receivables Pool and the other information listed in the Designated Purchase Date Settlement Statement, on the basis of the most recent information available to Servicer.

                          (ii)   Upon delivery of such report, Seller shall
recompute, and Purchaser shall confirm, the Allocation Minimum and Reserve Asset Percentage on the basis of (1) the aggregate Unpaid Balance of Sold Receivables Pool shown in such report (including the Notional Amount of the Tendered Receivables to be presented to the Purchaser for Purchase on the applicable Designated Purchase Date), (2) the information contained in the most recent Monthly Settlement Statement as to the aggregate Unpaid Balance of Sold Receivables Pool not constituting Eligible Receivables, and the amounts and percentages used to determine the Net Charge-Off Ratio, all as of the most recent Monthly Settlement Statement, and (3) the Purchaser's Net Investment (adding the amount of the Current Purchase Price Payment due to Seller on such Designated Purchase Date and subtracting the sum set aside by Servicer pursuant to Section 2.6(a)(iii), and to be applied to the payment of all or a portion of such Current Purchase Price Payment payable on such Designated Purchase Date pursuant to Section 2.6(e)(iv), to reduce the Purchaser's Net Investment).

                          (iii)  If, on the basis of such calculation, the
Allocation Minimum would exceed the Reserve Asset Percentage or the Purchaser's Net Investment would exceed the Maximum Purchaser's Net Investment, then either, at Seller's election, (1) the Servicer may set-aside funds in an amount equal to such excess, out of the portion of Collections described in Section 2.6(a)(iii) or Section 2.6(a)(iv) and pay such amount immediately to Purchaser to reduce the Purchaser's Net Investment, or (2) Seller may reduce its request for a Current Purchase Price Payment on such Designated Purchase Date such that the Seller will be in compliance with the limitations imposed by the Reserve Asset Percentage, the Allocation Minimum and the Maximum Purchaser's Net Investment, or (3) Seller may cause the occurrence of a combination of the events described in clauses (1) and (2) of this Section 2.6(e)(iii) such that the Seller will be in compliance with the limitations imposed by the Reserve Asset Percentage, the Allocation Minimum and the Maximum

Purchaser's Net Investment; provided that the failure of Seller to cause compliance with the limitations imposed by the Reserve Asset Percentage, the Allocation Minimum and the Maximum Purchaser's Net Investment shall create immediately a Potential Termination Event, and with the passage of time a Termination Event, and upon the existence of such Termination Event, Purchaser may declare a Purchase Termination Date and pursue its remedies set forth in
Section 8.2 hereof.

                          (iv)   If Purchaser shall so direct, Servicer shall
pay to Seller from amounts set-aside pursuant to Section 2.6(a)(iii), which are good and collected funds, all or any portion of the Current Purchase Price Payment, as directed by Purchaser, due from Purchaser to Seller in respect to the Sold Receivables in the Sold Receivables Pool on such Designated Purchase Date Settlement Date; and upon withdrawal of such amount from the Servicer Deposit Account the Purchaser's Net Investment shall be reduced by the sum of such withdrawal and the Purchaser's Net Investment shall be increased by the amount of the Current Purchase Price Payment paid to Seller on such Designated Purchase Date.

2.7. Monthly Settlement Procedures. The parties hereto will take the following actions with respect to each Monthly Accounting Period:

                 (a) Monthly Settlement Statement. On the Monthly Reporting Date for each Monthly Accounting Period, Servicer shall deliver to the Purchaser, and if Seller is not the Servicer to Seller, a diskette and a hard copy of the information therein contained containing the Monthly Settlement Statement for such Monthly Accounting Period.

                 (b)      Maintenance of Reserve Covenants.  (i)    On the
first (1st) Business Day after such Monthly Reporting Date for each Monthly Accounting Period, Seller shall recompute, and Purchaser shall confirm, as of the Relevant Month End Date and based upon the assumptions in the next sentence, (A) the Reserve Asset Percentage, (B) Allocation Minimum, (C) the amount of the reduction or increase (if any) in the Purchaser's Net Investment since the next preceding Month End Date, (D) the excess (if any) of the Allocation Minimum over the Reserve Asset Percentage, and (E) the excess (if any) of the Purchaser's Net Investment over the Maximum Purchaser's Net Investment. Such calculation shall be based upon the assumptions that the information in the Monthly Settlement Statement is correct.

                          (ii)   If according to the computations made pursuant
to clause (i) above, the Allocation Minimum exceeds the Reserve Asset Percentage or the Purchaser's Net Investment exceeds the Maximum Purchaser's Net Investment, then Purchaser shall immediately notify Servicer, and on the relevant Monthly Settlement Date, Servicer shall pay to Purchaser the amount necessary to reduce the sum of the Purchaser's Net Investment to the Maximum Purchaser's Net Investment or to increase the Reserve Asset Percentage to the Allocation Minimum. Such payment shall be made out of amounts set-aside pursuant to Section 2.6(a)(iii) or (iv) and, to the extent such amounts are insufficient to reduce the sum of the Purchaser's Net Investment to the Maximum Purchaser's Net Investment or increase the Reserve Asset Percentage to the Allocation Minimum, then either, at Seller's election, (1) the Seller may reduce the amount of its request for a Current Purchase Price Payment on the applicable Semi-Monthly Settlement Date such that the Seller will be in compliance with the limitations imposed by the Reserve Asset Percentage, the Allocation Minimum and the Maximum Purchaser's Net Investment, (2) the Seller may execute and deliver an Assignment on such Semi-Monthly Settlement Date concerning additional Eligible Receivables with sufficient Notional Amount such that the Seller will be in compliance with the limitations imposed by the Reserve Asset Percentage and the Allocation Minimum, or (3) Seller may cause the occurrence of a combination of the events described in clauses (1) and (2) of this Section 2.7(b)(ii) such that the Seller will be in compliance with the limitations imposed by the Reserve Asset Percentage, the Allocation Minimum and the Maximum Purchaser's Net Investment; provided that the failure of Seller to cause compliance with the limitations imposed by the Reserve Asset Percentage, the Allocation Minimum and the Maximum Purchaser's Net Investment shall create immediately a Potential Termination Event, and with the passage of time a Termination Event, and upon the existence of such Termination Event, Purchaser may declare a Purchase Termination Date and pursue its remedies set forth in Section 8.2 hereof.

2.8.             Seller Adjustments.

                 (a) Calculation of Seller Adjustments. On each Purchase Date, Purchaser shall reduce the requested Current Purchase Price Payment payable to Seller on such Purchase Date by an amount (the "Seller Adjustments") equal to the difference between (i) the sum of (A) the accumulated Dilution Adjustment (as defined in Section 2.8(d)), if any, for the Semi-Monthly Period just completed, plus (B) the aggregate Noncomplying Sold Receivables Adjustment (as defined in Section 2.8(c), if any, for the Semi-Monthly Period just completed, minus (ii) the aggregate amount of any payments that Servicer shall have received during such Semi-Monthly Period on account of Collections due with respect to Noncomplying Sold Receivables that have been included in any Seller Adjustment previously deducted or paid in accordance with this Section 2.8.

                 (b) Excessive Seller Adjustments. If Seller Adjustments on any Purchase Date exceed the Current Purchase Price Payments payable by Purchaser to Seller on such Purchase Date, then Seller shall pay to Purchaser in cash the amount of such excess Seller Adjustments together with the accrued and unpaid Earned Discount on the Dollar amount of such excess Seller Adjustments on the next succeeding Business Day. The payment of such excess Seller Adjustment shall be applied to reduce Purchaser's Net Investment, but in no event shall such excess Seller Adjustment exceed the Purchaser's Net Investment then outstanding.

                 (c) Noncomplying Sold Receivable Adjustment. If, with respect to any Sold Receivables that Purchaser purchases hereunder, (i) any of the representations or warranties set forth in Section 4.20 is not true with respect to any Tendered Receivable added to the Sold Receivables Pool as of its Purchase Date or, (ii) as a result of any action or inaction of Seller or any of its Affiliates, on any day any of the representations or warranties as set forth in Section 4.20 is no longer true with respect to such Sold Receivable, then, on such day, Seller shall be deemed to have received on such day a Collection of the applicable Sold Receivable (a "Noncomplying Sold Receivable") in an amount equal to the Unpaid Balance of such Receivable (herein the sum of all such amounts for all Noncomplying Receivables on any day being collectively called the "Noncomplying Sold Receivables Adjustment"), and Seller shall pay the amount of the Noncomplying Sold Receivables Adjustment to Purchaser in the manner provided for in this Section 2.8.

                 (d) Dilution Adjustment. If on any day any Sold Receivable is (i) reduced as a result of any defective, rejected or returned services or products, any cash discount not reflected in the concept of the Notional Amount of such Sold Receivable, or any other adjustment by Seller,
(ii) subject to reduction on account of any offsetting account payable of Seller to the applicable Obligor or is reduced or canceled as a result of a set-off in respect of any claim by, or defense or credit of, such Obligor against Seller or any Affiliate of Seller (whether such claim, defense or credit arises out of the same or a related or an unrelated transaction), (iii) reduced on account of the obligation of Seller to pay to such Obligor any rebate or refund or (iv) reduced as a result of any incorrect billings, disputed billings, allowances, chargebacks, credits or any other reductions or cancellations that are unrelated to the ability of such Obligor to pay such Sold Receivable and are not reflected in the concept of the Notional Amount of such Sold Receivable or (v) becomes subject to any claim made by any Person alleging a violation of the related Contract, with respect to any Sold Receivable, against Seller, Purchaser or any assignee of

Purchaser (each of the reductions and cancellations described above in clauses
(i) through (v) being herein called a "Dilution Adjustment"), then Seller shall be deemed to have received on such day a Collection of such Sold Receivable in the amount of such Dilution Adjustment and Seller shall pay such amount to Purchaser in the manner provided in this Section 2.8.

                 (e) Reconveyance of Certain Sold Receivables . Upon the payment of any Seller Adjustment pursuant to this Section 2.8 where a portion of such Seller Adjustment relates to either a Noncomplying Sold Receivable Adjustment or a Dilution Adjustment where the amount of such Dilution Adjustment relating to any Sold Receivable is equal to the full face amount of such Sold Receivable, Purchaser shall execute and deliver to Seller a duly completed Reassignment of Sold Receivable concerning the applicable Sold Receivables the subject of such Seller Adjustment.

2.9. Limited Recourse. The purchase and sale of the Sold Receivables under this Agreement shall be without recourse to Seller; provided, however, that Seller shall be liable to Purchaser for all representations, warranties, covenants and indemnities made by it pursuant to the terms of this Agreement, including without limitation the obligation to pay to Purchaser any accrued and unpaid Earned Discount, Servicer's Fees, Fees, Seller Adjustments and Indemnity Payments in accordance with the terms of this Agreement; provided, however, that in no event shall Seller be liable to Purchaser hereunder for any losses on a Sold Receivable arising from or due to a credit-related failure to pay by an Obligor (including due to the bankruptcy or insolvency of such Obligor) where the circumstances of such credit-related failure arise after the assignment of such Sold Receivable to Purchaser.

2.10. No Assumption of Obligations Relating to Sold Receivables, Related Assets, or any Contract. Neither Servicer, if Servicer is a Person other than Seller, nor Purchaser shall have any obligation or liability with respect to any Sold Receivable, any Related Asset or any other agreement related to any Sold Receivable, nor shall Servicer, if Servicer is a Person other than Seller, or Purchaser have any obligation or liability to any Obligor or other customer or client of Seller (including any obligation to perform any of the obligations of Seller under any such Sold Receivable, any Related Asset or any other related agreement). No such obligation or liability is intended to be assumed by Servicer, if Servicer is a Person other than Seller, or Purchaser and any such assumption is expressly disclaimed.

2.11. True Sales. Seller and Purchaser intend the transactions hereunder to constitute true sales of the Sold

Receivables by Seller to Purchaser providing Purchaser with the full benefits of ownership of the Sold Receivables.

2.12. Payments and Computations, Etc. All amounts to be paid by Seller or Servicer to Purchaser hereunder shall be paid in accordance with the terms hereof no later than 2:00 p.m. (Pittsburgh, Pennsylvania time) on the day when due in Dollars in immediately available funds to such account as Purchaser may from time to time specify in writing. Payments received by Purchaser after such time on any Business Day shall be deemed to have been received on the next Business Day. In the event that any payment becomes due on a day which is not a Business Day, then such payment shall be made on the next succeeding Business Day. Seller shall, to the extent permitted by Law, pay to Purchaser, on demand, interest on all amounts not paid when due hereunder (whether owing by Seller or by Servicer) at 1.75% per annum above the Adjusted Base Rate in effect on the date such payment was due until such payment is made in full; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable Law and the amount of interest payable under this Section 2.12 shall be without duplication of the increased amount of Earned Discount accruing with respect to the Purchaser's Net Investment on an after the occurrence of a Termination Event. To the extent that any amount of interest is paid in excess of the maximum permissible amount, such amount shall be applied to the repayment of the amount due on which such interest is accruing. All computations of interest payable under this Section 2.12 shall be made on the basis of a calendar year of 365/366 days, as the case may be, for the actual number of days (including the first but excluding the last day) elapsed.

2.13. Negative Pledge. Until the Final Payout Date, Seller covenants and agrees not to grant to any Person (other than Purchaser) any Lien on any of the Receivables and Related Assets, whether now existing or hereafter arising.


                                  ARTICLE III

                             CONDITIONS OF PURCHASE

3.1. Conditions to Initial Purchase. The obligation of Purchaser to purchase any Tendered Receivables on the Initial Purchase Date and to make the initial Current Purchase Price Payment for the Sold Receivables Pool on the Initial Purchase Date is subject to the condition that (i) on such date no Termination Event or Potential Termination Event shall have occurred and be continuing, (ii) no event or circumstance shall have occurred since September 30, 1994 that would have a Material Adverse Effect on or with respect to Seller, and (iii) there shall have been delivered to Purchaser, in form and substance satisfactory to
Purchaser:

                 (a) A Notice of Proposed Sale duly completed and executed by an authorized representative of Seller and dated and delivered at least five
(5) days prior to the Initial Purchase Date;

                 (b) An Assignment duly completed and executed by an authorized representative of Seller and dated the Initial Purchase Date;

                 (c) A duly executed, counterpart original of this Agreement;

                 (d) A duly executed, counterpart original of the Servicer Deposit Account Agreement substantially in the form of Exhibit "I" hereto;

                 (e) A duly executed, counterpart original of each Lockbox Letter Agreement concerning each Lockbox Bank other than the Purchaser together with a copy of the related Lockbox Agreement;

                 (f) A copy of a resolution passed by the Board of Directors of Seller, certified by the Secretary of Seller as being in full force and effect on the Initial Purchase Date providing authorization for the execution, delivery and performance of this Agreement, the Assignments and any other instrument or agreement required hereunder;

                 (g) A certificate, signed by the Secretary of Seller and dated the Initial Purchase Date, as to the incumbency, and containing a specimen signature or signatures, of the person or persons authorized to execute and deliver this Agreement, the Assignments and any other instrument or agreement required hereunder on behalf of Seller;

                 (h) A certificate signed by a responsible officer of Seller and dated the Initial Purchase Date, stating that the representations and warranties contained in Article IV and in any instrument, agreement or certificate executed and delivered in connection herewith are then true and accurate in all material respects as though made on and as of the Initial Purchase Date;

                 (i) Evidence satisfactory to Purchaser that Seller is duly organized and validly existing and in good standing under the laws of the State of Delaware, is duly qualified as a foreign corporation and in good standing in the State of California and the Commonwealth of Pennsylvania, and has paid all California corporate taxes which are due and payable;

                 (j) Confirmation of submission for filing in the appropriate offices of all proper financing statements (which financing statements shall be substantially in the form of Exhibit "H" hereto or such other form as may be requested by Purchaser) naming Seller, as the "seller", with respect to the Sold Receivables, and Purchaser, as "purchaser", or other similar instruments or documents as may be necessary or, in the opinion of Purchaser, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect Purchaser's interest in the Sold Receivables (taking into consideration that the sale of accounts and chattel paper is subject to
Article 9 of the UCC);

                 (k) Executed copies of releases of all financing statements, in favor of any Person (other than Purchaser) filed with respect to the Tendered Receivables sold or to be sold to Purchaser hereunder or otherwise subject hereto;

                 (l) A certified copy of each search report, certified by the appropriate filing officer (or a similar certificate of counsel admitted to practice in the appropriate jurisdiction), listing the financing statements filed with respect to the Receivables, and showing that no financing statements or similar statements have been filed with respect to, and then presently cover, any Receivables (except those filed pursuant to this Agreement in favor of Purchaser and those (if any) as may be otherwise approved by Purchaser, in writing);

                 (m) Original executed copies of one or more favorable written opinions of counsel to Seller, substantially in the form of Exhibit "F" hereto, upon which Purchaser may rely satisfactory to Purchaser and its counsel, dated as of the Initial Purchase Date;

                 (n)      The payment in full of the Structuring Fee;

                 (o) The payment of the reasonable fees and expenses of counsel to the Purchaser, including without limitation the cost of any UCC lien and tax lien searches concerning the Seller;

                 (p) A payoff letter from Purchaser to Seller, and acknowledged and accepted in writing by Seller, with respect to the payment in full of the PNC Note and termination of the related line of credit, together with irrevocable directions from Seller to Purchaser to pay the PNC Note in full with the proceeds of the sale of Tendered Receivables on the Initial Purchase Date;

                 (q) A duly executed, counterpart original of the Amended and Restated Lockbox Service Agreement substantially in the form of Exhibit "J" hereto; and

                 (r) Such other evidence as Purchaser may reasonably request to establish the consummation of the transactions contemplated hereby, the taking of all proceedings in connection herewith and compliance with the conditions set forth in this Agreement.

3.2. Conditions to Subsequent Purchases. After the Initial Purchase Date, the obligation of Purchaser to make any Current Purchase Price Payment for the Sold Receivables Pool pursuant to Section 2.5 hereof on the related Purchase Date shall be subject to the satisfaction of the following conditions:

                 (a) A Notice of Proposed Sale duly completed and executed by an authorized representative of Seller and dated and delivered at least two
(2) Business Days prior to the proposed Purchase Date;

                 (b) An Assignment duly completed and executed by an authorized representative of Seller and dated the proposed Purchase Date concerning the Tendered Receivables and Related Assets to be added to the Sold Receivables Pool on such Purchase Date;

                 (c) All representations and warranties of Seller contained herein shall be true and correct in all respects on the related Purchase Date;

                 (d) All filings (including, without limitation, UCC filings), recordings and registrations shall have been made, and there shall have been taken all action as may be necessary or, to the extent requested by Purchaser, advisable, in order to establish, perfect, protect and preserve the right, title and interest, remedies, powers and privileges of Purchaser in the Sold Receivables and Purchaser shall have received evidence satisfactory to it of the foregoing on or prior to such Purchase Date; and

                 (e) No Termination Event or Potential Termination Event shall have occurred and be continuing on such Purchase Date.

3.3. Certification as to Representations and Warranties and Closing Condition. (a) Seller, by accepting the initial Current Purchase Price Payment or any additional Current Purchase Price Payment for the Sold Receivables Pool, shall be deemed to have certified that (i) its representations and warranties contained in Article IV are true and correct on and as of such day, with the same effect as though made on and as of such day, (ii) all the conditions precedent to Purchaser's purchase of such Sold Receivables set forth in Sections 3.1 and 3.2, as applicable, and/or the payment of the Current Purchase Price for the Sold Receivables Pool, have been performed as of such Purchase Date, (iii) no event has occurred and is continuing, or would result from such Purchase or the payment of the Current Purchase Price Payment then due, that constitutes a Termination Event or Potential Termination Event, (iv) the Unpaid Balance of the Tendered Receivables sold to Purchaser on such Purchase Date equals or exceeds the Notional Amount of such Tendered Receivables as shown on the
Schedule 1 of the related Assignment, (v) the master computer files of Seller have been marked with the code "P" or "Sold" concerning each Tendered Receivable sold to Purchaser on such Purchase Date which such code designates such Tendered Receivables as Sold Receivables, and (vi) the Termination Date has not occurred.

                 (b) Seller, by accepting any Adjusted Deferred Purchase Price paid for any Sold Receivable, shall be deemed to have certified that (i) no event has occurred and is continuing, or would result from such payment, that constitutes a Termination Event or Potential Termination Event, (ii) the Purchaser's Net Investment does not exceed the Maximum Purchaser's Net Investment and the Allocation Minimum does not exceed the Reserve Asset Percentage, and (iii) a Liquidation Period has not occurred, and is not continuing.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                 To induce Purchaser to purchase any Tendered Receivables and Related Assets, Seller hereby represents and warrants to Purchaser as follows.

4.1. Organization, Standing, Qualification, etc. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement, the Assignments and the other Receivables Documents, to sell and service any and all Tendered Receivables and to carry out the terms of this Agreement and the other Receivables Documents. Seller is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction (other than the jurisdiction of its incorporation) in which the nature of its activities or the character of the properties it owns or leases makes such qualification necessary, except those in which the failure so to qualify would not reasonably be likely to have a materially adverse effect on Seller.

4.2. Authorization of Agreement. The execution, delivery and performance of this Agreement, each Assignment and the other Receivables Documents, and the consummation of the transactions herein and therein contemplated, including without limitation the sale and assignment of the Sold Receivables on the terms and conditions herein provided, (i) are within Seller's power, authority and legal right, (ii) have been duly authorized by all necessary corporate action, (iii) are not in conflict with (A) the terms of any articles or certificate of incorporation, charter, bylaw or other organization papers of Seller, or (B) the terms of any indenture, loan agreement, credit agreement, lease, contract, instrument or other agreement to which Seller is a party or by which Seller is bound or affected, (iv) do not constitute (with or without notice or lapse of time or both) a default under the terms of any indenture, loan agreement, credit agreement, lease, contract, instrument or other agreement to which Seller is a party or by which Seller is bound or affected and (v) do not result in or require the creation of any Lien upon or with respect to any of its properties, except in favor of Purchaser pursuant to the terms hereof.

4.3. Compliance with Laws. Seller is not in violation of any term of any applicable law, ordinance, rule or regulation of any Governmental Person or any term of any applicable order, judgment or decree of any court, arbitrator or Governmental Person (including without limitation Environmental Laws, as such term is defined in the Note Agreements), the consequences of which violation are reasonably likely to have a materially adverse effect on the business, operations, affairs, condition (financial or otherwise), properties or assets of Seller; and the execution, delivery and performance of this Agreement, the Assignments and the other Receivables Documents will not result in any violation of or be in conflict with or constitute a default under any such term.

4.4. Approvals. Except for the filing of financing statements in state and county filing offices in favor of Purchaser in the jurisdiction of Seller's Chief Executive Office, no authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Governmental Person (other than normal reporting filings with the Securities and Exchange Commission) is or will be necessary in connection with the execution and delivery of this Agreement, any Assignment or the other Receivables Documents, the consummation of the transactions herein or therein contemplated, or the performance of or compliance with the terms and conditions hereof or thereof, or to ensure the legality, validity or enforceability hereof or thereof, or to ensure that Purchaser will have an ownership interest in and to the Sold Receivables which is prior and perfected to all other Liens (including competing ownership interests), or to ensure that no creditor of or purchaser from Seller or any other Person (other than Purchaser, its successors and assigns) has or will have a claim against the Sold Receivables.

4.5. Seller's Chief Executive Office. As of the date hereof, Seller's Chief Executive Office is located at the address stated in Section
11.1 hereof, and the offices where Seller keeps all its books, records and documents evidencing Pool Receivables (including any Sold Receivables), the related Contracts and all purchase orders and other agreements related to such Pool Receivables are located at the addresses specified in Schedule 4.5 (or at such other locations, as to which Purchaser has been notified in accordance with Section 6.1(b), in jurisdictions where all action required by Section 6.3 has been taken and completed). Since September 30, 1994, Seller has not changed its name, merged or consolidated with any other corporation. Seller has never been the subject of any proceeding under the Federal Bankruptcy Code.

4.6. Enforceability of Agreement. This Agreement is a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency or other Laws or equitable principles pertaining to creditors' rights, and each Assignment and any other Receivables Documents, when executed and delivered, will be similarly legal, valid, binding and enforceable, subject to the foregoing exception pertaining to Laws affecting creditors' rights.

4.7. Litigation. There are no injunctions, decrees or other decisions issued or made by any Governmental Person that would prevent the consummation of the transactions contemplated hereby or Seller from conducting a material part of its business operations; and there are no proceedings or investigations pending or, to Seller's knowledge (after due inquiry and investigation) threatened, before any Governmental Person (i) asserting the invalidity of this Agreement, any Assignment or any other Receivables Documents, (ii) seeking to prevent the sale and assignment of any of the Sold Receivables under, or the consummation of any of the other transactions contemplated by, this Agreement or any other Receivables Document, (iii) seeking any determination or ruling that would have a Material Adverse

Effect or (iv) seeking to adversely affect the federal income tax attributes of the Purchases hereunder.

4.8. Events of Termination. No event has occurred or would result from the incurring of obligations by Seller under this Agreement, any Assignment or the other Receivables Documents which is, or upon the lapse of time or notice or both would become, a Termination Event.

4.9. Tax Returns and Payments. Seller has filed all tax returns required by law to be filed by it and has paid all taxes levied upon Seller or any of its properties, assets, income or franchises which are due and payable, other than those presently payable without penalty or interest and those presently being contested in good faith by appropriate proceedings diligently conducted for which such reserves or other appropriate provision, if any, as are required by GAAP have been made. The Federal income tax liabilities of Seller has been finally determined by the Internal Revenue Service and satisfied, or the time for audit has expired, for all fiscal periods through December 31, 1990. The charges, accruals and reserves on the books of Seller in respect of Federal, state and foreign income taxes for all fiscal periods are adequate in the opinion of Seller and Seller knows of no unpaid assessment for additional Federal, state or foreign income taxes for any period or any basis for any such assessment.

4.10.            [Unused].

4.11. Certain Legal Restrictions. Seller is not (i) an "investment company" or a Person directly or indirectly "controlled" by or acting on behalf of an "investment company" within the meaning of the Investment Company Act of 1940 as amended from time to time and the rules and regulations promulgated thereunder, as amended from time to time, (ii) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other Law of any Governmental Person (in each case whether United States federal, state or local, or other) having jurisdiction over Seller, which purports to restrict or regulate its ability to sell the Sold Receivables, borrow money, or extend or obtain credit.

4.12. Bulk Sales. No transaction contemplated hereby requires compliance with any bulk sales act or similar Law.

4.13. Regulation G,T,U and X. The use of all funds obtained by Seller under this Agreement or any other Receivables Document will not conflict with or contravene any of Regulations G, T, U or X promulgated by the Board of Governors of the Federal Reserve System.

4.14. Financial Statements. Seller has heretofore furnished to Purchaser its annual audited consolidated balance sheets as of December 31, 1991, December 31, 1992 and December 31, 1993, together with their respective related consolidated statements of income, cash flow and retained earnings for the fiscal year, ending on such date. Such financial statements (including the notes thereto) present fairly the consolidated financial condition of Seller and its Subsidiaries, as of such dates and the consolidated results of their respective operations and their respective cash flows for the fiscal periods then ended, all in accordance with GAAP consistently applied. Since the later of (x) December 31, 1993 or (y) the date of the most recent financial statements delivered by Seller pursuant to Section 6.1(a)(v) hereof, no event has occurred which would have a Material Adverse Effect.

4.15. No Disclosure Required. No information furnished by Seller to Purchaser pursuant to or in connection with this Agreement or the other Receivables Documents or any transaction contemplated hereby or thereby is false or misleading in any material respect as of the date as of which such information was stated or certified (including by omission of material information necessary to make such information not misleading). There is no fact known to Seller which would have a Material Adverse Effect.

4.16. Financing Statements. Excepting UCC financing statements and filings thereof in favor of Purchaser, (i) no UCC financing statement applicable to any of the Receivables, the Collections, the Books and Records or Related Security is currently on file in any applicable UCC filing office in jurisdiction of the Chief Executive Office of Seller, and (ii) Seller has not executed as debtor any UCC financing statement applicable to any of the Receivables, the Collections, the Books and Records or the Related Security.

4.17. Licenses for Computer Programs. No material license or approval is required for Seller's use of any computer program or software used by Seller in the servicing of the Sold Receivables other than those which have been obtained and are in full force and effect.

4.18. Solvency of Seller. On the date hereof, and as of the date of each Purchase, as the case may be, and after giving effect to such Purchase, Seller is, and will be, Solvent.

4.19. Lockbox Accounts. The names and addresses of all the Lockbox Banks, together with the account numbers of the Lockbox Accounts of Seller at such Lockbox Banks, are specified in Schedule 4.19 (or have been notified to Purchaser in accordance with Section 6.14).

4.20.            Representations and Warranties Regarding Sold Receivables.
Seller by its sale or transfer to Purchaser of any Sold Receivables pursuant to a Purchase shall be deemed to reaffirm its representations and warranties contained in Sections 4.1 through and including 4.19 as of the related Purchase Date, as if such representations and warranties were made on and as of the related Purchase Date, and shall also be deemed to represent and warrant to Purchaser by offering such Sold Receivable to Purchaser, with respect to each such Sold Receivable as of the related Purchase Date, as follows:

                 (a) each Sold Receivable that is transferred on the Initial Purchase Date, and each Sold Receivable that is added to the Sold Receivables Pool since the last Purchase Date and that is transferred to Purchaser on the applicable Purchase Date, is a valid and binding obligation of the parties thereto, enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws from time to time in effect affecting the enforcement of creditors' rights; and each such Sold Receivable which is transferred to Purchaser represents a Receivable and such Related Assets generated by Seller in the ordinary course of business or financial affairs of Seller; and each Sold Receivable which is transferred to Purchaser represents a true and correct statement of a bona fide indebtedness incurred by an Obligor in the Dollar amount set forth in the applicable Notice of Proposed Sale or Semi-Monthly Settlement Statement for goods sold to, or services performed for, such Obligor;

                 (b) (i) each Tendered Receivable, together with the related Contracts, any Related Security, if any, and all purchase orders and other agreements related to such Tendered Receivable, upon creation and prior to the sale to Purchaser hereunder is owned by Seller free and clear of any Adverse Claim; (ii) when Purchaser makes a Purchase, it shall have acquired and shall at all times thereafter continuously maintain a valid and perfected ownership interest in each such Sold Receivable, each related Contract, the related Books and Records, the Related Security and Collections with respect thereto, free and clear of any Adverse Claim (other than any Lien arising as the result of any action taken by Purchaser or any assignee thereof); and (iii) no financing statement or other instrument similar in effect covering any Receivable, any interest therein, any Contract, any Books and Records, the Related Security or Collections with respect thereto is on file in any recording office except such as may be filed
(1) in favor of Seller or Purchaser in accordance with the Contract, (2) in favor of Purchaser in connection with this Agreement, or (3) in connection with any Lien arising solely as the result of any Lien granted or other action taken by Purchaser (or any assignee thereof);

                 (c) this Agreement and each Assignment (i) transfers to Purchaser all of the right, title and interest in and to the Tendered Receivables and Related Assets described in the applicable Assignment, free and clear of any Adverse Claim, and (ii) constitutes a valid sale and assignment of such Tendered Receivables and Related Assets enforceable against all creditors of and purchasers from Seller;

                 (d) Seller has not amended or waived any of its rights with respect to each Tendered Receivable which is transferred to Purchaser on a Purchase Date or taken or omitted to take any action on or before such Purchase Date which action or omission may reduce or impair the rights that Purchaser would otherwise have with respect to such Tendered Receivable upon the sale and assignment thereof to Purchaser pursuant to this Agreement;

                 (e) all filings and recordings required to evidence and perfect the title of Purchaser to such Sold Receivables have been made and are in full force and effect, including, without limitation, all financing statements required under the provisions of the UCC of any applicable jurisdiction to be filed or recorded against Seller, as debtor or assignor;

                 (f)      [unused];

                 (g) each Sold Receivable has been originated and computed pursuant to and in accordance with the Credit and Collection Policy;

                 (h) The information set forth (i) in the Contracts related to the Sold Receivables on the Initial Purchase Date, (ii) in the Contracts related to the Sold Receivables added to the Receivables Pool since the last Purchase Date, (iii) in the Notice of Proposed Sale related to a Purchase, and (iv) in the Semi-Monthly Settlement Statement related to a Purchase is true, correct and complete in all respects;

                 (i) each Contract giving rise to a Sold Receivable provides for one payment that will fully amortize such Sold Receivable, and Seller has not extended or amended, modified or waived the terms of any Sold Receivable or any Contract relating to any Sold Receivable;

                 (j) Seller's right to receive payment of any Sold Receivables is absolute and not contingent upon the fulfillment of any condition whatever; there is no dispute or disagreement of any nature between an Obligor and Seller with respect to such Sold Receivable concerning the payment of such Sold Receivable; and no such Sold Receivable by its terms is subject to any right of rescission, setoff, counterclaim or defense other than a payment term discount which has been excluded from the Notional Amount of the Sold Receivables and other than a setoff arising from promotional allowances and discounts offered by Seller to its account debtors in its ordinary course of business;

                 (k) Seller has recorded in its computer files that such Sold Receivables have been purchased by Purchaser and each such Sold Receivable is marked on Seller's master computer files with the code "P" or "Sold"; and

                 (l) each Tendered Receivable is an Eligible Receivable on the applicable Purchase Date.

4.21.            Representations and Warranties Regarding Sold Receivables Pool.
Seller by its sale or transfer to Purchaser of any Sold Receivables pursuant to a Purchase shall be deemed to represent and warrant to Purchaser, as of the related Purchase Date, that after giving effect to the Purchase of Tendered Receivables on such Purchase Date, the ratio of the Unpaid Balance of all Sold Receivables, the Obligor of which is a Group I Obligor, to the Unpaid Balance of the Sold Receivables Pool equals or exceeds 75%.


                                   ARTICLE V

                             FEES, EARNED DISCOUNT,
                      YIELD PROTECTION AND FUNDING LOSSES

5.1.             Fees.

                 (a) Structuring Fee. In consideration for the establishment of the receivables purchase facility herein set forth, Seller shall pay to Purchaser a structuring fee (the "Structuring Fee") on the date of the execution and delivery by Seller to Purchaser of this Agreement equal to the amount specified in the Engagement Letter as the fee payable by Seller to Purchaser upon execution of this Agreement in consideration for the structuring of this receivables purchase facility.

                 (b) Commitment Fee. In consideration for the liquidity available to Seller under the receivables purchase facility herein set forth, Seller agrees to pay to Purchaser on

March 31, 1995 and quarterly thereafter on the last day of each June, September, December and March to and including the Termination Date, a fee (the "Commitment Fee") calculated at the rate of one-half of one percent (1/2%) per annum (computed upon the basis of an assumed year of 360 days and the actual number of days elapsed) on the daily (computed at the opening of business) unused amount of the Maximum Purchaser's Net Investment for the most recent quarter ending March 31, June 30, September 30, or December 31, as the case may be; provided, however, that the first payment of the Commitment Fee shall be for the actual number of days elapsed between the date of the Initial Purchase Date and March 31, 1995.

                 (c) Administrative Fee. In consideration for the maintenance and administration of the receivables purchase facility herein set forth, Seller shall pay to Purchaser an annual administrative fee (the "Administrative Fee") equal to $10,000 payable in arrears on the anniversary of the execution and delivery by Seller to Purchase of this Agreement.

5.2. Earned Discount, Payments of Earned Discount and Certain Related Payments Pertaining to Purchaser's Net Investment.

                 (a) Agreement to Pay Earned Discount. In consideration of each Purchase of the Sold Receivables, Seller shall pay to Purchaser the Earned Discount accruing daily with respect to Purchaser's Net Investment from time to time outstanding, from the date of the Initial Purchase Date until repayment in full of Purchaser's Net Investment. Seller shall pay the accrued Earned Discount on Purchaser's Net Investment in arrears (A) on the Semi-Monthly Settlement Date for each Semi-Monthly Period during the term of this Agreement prior to the declaration of a Termination Event and (B) after the declaration of a Termination Event, on demand until paid in full. If on any day that the Earned Discount is due and payable to Purchaser under the terms of this Agreement, there shall be insufficient Collections held by Servicer available to pay, or if Collections are being delivered directly to Purchaser, insufficient funds have been delivered to Purchaser in good and collected funds for the payment in full of, the Earned Discount to be paid on such day on Purchaser's Net Investment, then Seller shall be personally obligated to pay, and hereby agrees that it shall pay, to Purchaser on such day the amount of such insufficiency; provided, however, that Seller shall have no obligation under this sentence with respect to any Earned Discount accruing after the earlier of (i) two hundred forty-first (241st) day after the Termination Date, or (ii) the Final Payout Date.

                 (b) Accrual of Earned Discount. Purchaser's Net Investment shall accrue an investment fee payable by Seller to Purchaser in consideration for Purchaser's Net Investment (the "Earned Discount" as more fully defined in Section 1.1 hereof), for each day until Purchaser's Net Investment is repaid in full, at rate per annum (computed upon the basis of a calendar year of 365/366 days, as the case may be, and the actual number of days elapsed) equal to the Base Rate plus twenty-five (25) basis points (1/4 of 1%)(the "Adjusted Base Rate"); provided, however, that such Earned Discount shall not at any time exceed the maximum rate permitted by applicable Law. To the extent that any amount of Earned Discount is paid in excess of the maximum permissible amount, such amount shall be applied to the repayment of the Purchaser's Net Investment. The Adjusted Base Rate shall be adjusted automatically from time to time upon each change in the Base Rate and in accordance with the provisions of Section 5.2(c).

                 (c) Earned Discount Upon Occurrence of Termination Event. Upon the occurrence of a Termination Event and during any period in which a Termination Event exists (i) the Purchaser's Net Investment shall accrue Earned Discount at a rate per annum which shall be one hundred seventy-five basis points (1.75%) per annum above the rate otherwise in effect under the Adjusted Base Rate, such rate to change automatically from time to time, effective as of the effective date of each change in the Base Rate.

5.3. Yield Protection. If, after the date hereof, any Law, guideline or interpretation or any change in any Law, guideline or interpretation of application thereof by any Governmental Person charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of law) of any central bank or other Governmental Person:

                 (i) subjects Purchaser to any tax or changes the basis of taxation with respect to this Agreement, or the Purchaser's Net Investment or payments by Seller of Earned Discount, or other amounts due from Seller hereunder (except for income taxes, branch profits taxes, franchise taxes or similar taxes imposed on, or measured by, the income or profits of Purchaser),

                 (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, Purchaser (in any capacity hereunder), or

             (iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, other credits or commitments to extend credit extended by, Purchaser (in any capacity hereunder), or (B) otherwise applicable to the obligations of Purchaser under this Agreement, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon Purchaser with respect to this Agreement or the acquisition, maintenance or funding of any part of the Purchaser's Net Investment (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on Purchaser's capital, taking into consideration Purchaser's customary policies with respect to capital adequacy) by an amount which Purchaser shall from time to time notify Seller as determined in good faith (using any averaging and attribution methods employed in good faith) by Purchaser (which determination shall be conclusive absent manifest error) to be necessary to compensate Purchaser for such increase in cost, reduction of income or additional expense, then such amount shall be due and payable by Seller to Purchaser ten (10) Business Days after such notice is given. Such notice shall set forth in reasonable detail the basis for such determination. Notwithstanding anything to the contrary in this Section 5.3, Seller shall be responsible to Purchaser only for costs hereunder which accrued as the result of an event described in this Section 5.3 within 180 calendar days prior to the date upon which Seller is notified of the same hereunder.

5.4. Taxes. Seller agrees that all payments with respect to the Sold Receivables, any Earned Discount, any Seller Adjustments, any Indemnity Payment and any other fee, cost or expense payable under this Agreement shall be free and clear of any deduction for any present or future taxes and agrees to pay any present or future taxes or charges with respect to such payments which may be imposed by any jurisdiction, except income taxes, branch profits taxes, franchise taxes or similar taxes imposed on, or measured by, the income or profits of Purchaser. At Purchaser's request, Seller shall confirm that all taxes have been paid by delivery of official tax receipts or notarized copies thereof to Purchaser within thirty (30) days after the due date for each tax payment.

5.5. Earned Discount; Other Amounts Due. On the Business Day preceding each Semi-Monthly Settlement Date, Purchaser shall notify Servicer of
(i) the amount of Earned Discount accrued during such Semi-Monthly Period, and (ii) all Fees and Indemnity Payments accrued during such Semi-Monthly Period and payable by Seller under this Agreement. Servicer shall pay to Purchaser the amount of such Earned Discount (not previously paid to Purchaser pursuant to Section 2.6) on the Semi-Monthly Settlement Date for such Semi-Monthly Period; and shall pay to Purchaser, or at the direction of Purchaser shall retain, the Servicing Fee, if any, (not previously paid pursuant to Section 2.6) on the Semi-Monthly Settlement Date for such Semi-Monthly Period. Such payment shall be made (A) out of amounts set aside pursuant to items (1) and (2) of Section 2.6(a)(ii) for such payment,
(B) in the case of amounts other than Earned Discount to the extent that amounts were not set aside pursuant to item (2) of Section 2.6(a)(ii) for such payment, out of funds paid by Seller to Servicer (which amounts Seller hereby agrees to pay to Servicer), and (C) in the case of Earned Discount, to the extent that funds were not set aside pursuant to clause (1) of Section 2.6(a)(ii) for such payment, out of funds paid by Seller to Servicer (which amounts Seller hereby agrees to pay to Servicer).

5.6. Investment Account. Purchaser shall open and maintain on its books an investment account with respect to the Purchases made, the Sold Receivables acquired, the repayments of Purchaser's Net Investment, the computation and payment of Earned Discount, the Seller Adjustments, the Servicer's Fees, the Fees, the Indemnity Payments and other amounts due and sums paid to Purchaser hereunder. Such investment account shall be conclusive and binding on Seller as to the amount at any time due to Purchaser from Seller or in repayment of Purchaser's Net Investment, except in the case of manifest error in computation.


                                   ARTICLE VI

                                   COVENANTS

                 Until the Final Payout Date, Seller shall perform, or cause the performance of, the covenants and agreements set forth below.

6.1. Financial Statements and Other Reports. Seller shall maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Seller will deliver to Purchaser reports and information as follows:

                 (a) Financial Reports; Notice of Material Adverse Change and Termination Events. Seller shall deliver, or cause to be delivered:

                          (i) on the Semi-Monthly Reporting Date for the Semi-Monthly Period most recently completed, a duly completed Semi-Monthly Settlement Statement for the relevant Semi-Monthly Period;

                          (ii) on the Monthly Reporting Date for the Monthly Accounting Period most recently completed, a duly completed Monthly Settlement Statement for the relevant Monthly Accounting Period;

                          (iii) within five Business Days after Seller becomes aware thereof, notice of any event or circumstance which has any Material Adverse Effect on or with respect to Seller, Servicer or this Agreement;

                          (iv) as soon as possible after the occurrence of (and in any event within three Business Days after having received actual knowledge of) any Termination Event or any Potential Termination
         Event, the statement of the chief financial officer or chief accounting officer of Seller setting forth details of such Termination Event or Potential Termination Event and what action Seller has taken or proposes to take with respect thereto;

                          (v) The covenants and agreements of Seller set forth in section 7 (individually, an "Incorporated Reporting Requirements"; and collectively, the "Incorporated Reporting Requirements") of the Note Agreement, shall be incorporated herein mutatis mutandis by this reference thereto, and shall be deemed to have been made by Seller in favor of, and for the benefit of, Purchaser; and for all purposes herein references to the terms "holder of any Notes" and "you" shall be deemed to be references to the Purchaser and references to the term "Company" shall be deemed to be references to the Seller; and for all purposes herein the second sentence of such section 7 is amended such that the words beginning with "The Company ... of Notes:" at the beginning of the second sentence is deleted and there is substituted therefor the phrase "Seller will deliver (in duplicate) to Purchaser, so long as Purchase Commitment shall remain in effect and so long as the Purchaser's Net Investment remains outstanding:"; and notwithstanding the foregoing, (a) all capitalized terms set forth in the Incorporated Reporting Requirements and defined in the Note Agreement, as well as other capitalized terms set forth in any such definitions therein, shall also be deemed to be incorporated herein mutatis mutandis and shall have the meanings given to such terms in the Note Agreement for the purposes hereof, and (b) to the extent any of the Incorporated Reporting Requirements, or any incorporated definition contains any cross-reference to, or incorporates by reference any terms of, any provision, section, schedule or exhibit of the Note Agreement, such cross-reference or incorporation shall be incorporated herein mutatis mutandis for the purposes hereof; and furthermore, for the purposes of this Section 6.1(a)(v), in the event that any amendment, modification or supplement to the Note Agreement is consented to in writing by the Purchaser, then any affected Incorporated Reporting Requirement shall, upon such consent becoming effective, be deemed to be revised for the purposes of this Section 6.1(a)(v) ; and the Purchaser shall have the right in its sole but reasonable discretion (a) to make a determination of any failure of Seller to deliver any information or report in compliance with an Incorporated Reporting Requirement and (b) to exercise any remedies for such violation as provided hereunder, in each case without regard to any interpretation, waiver, action or inaction with respect to the Note Agreement in connection therewith; and the incorporation of the Incorporated Reporting Requirements herein in favor of the Purchaser shall not be affected in any way by the termination or expiration of the Note Agreement; and in the event of a conflict between the express terms of this Agreement and any Incorporated Reporting Requirement, the express terms of this Agreement shall control; and

                          (vi) such other reports and information as the Purchaser may from time to time reasonably request including without limitation, reports in the format of the Monthly Settlement Statement, but for such shorter interim accounting periods as the Purchaser may reasonably request (to the extent necessary to make the information contained therein meaningful, the defined terms used to create the information contained therein shall be automatically modified to account for the shorter accounting periods required by such interim reports in such manner as required by the Purchaser consistent with the shorter accounting period).

                 (b) Notice of Change in Chief Executive Office. Seller shall deliver notice as soon as Seller plans to change its name or any name under which it does business, or plans to relocate its Chief Executive Offices, or plans to relocate the books, records and other documentation evidencing Purchaser's interest in the Receivables, Contracts, Collections or Related Security, but in no such event shall such notice be delivered less than sixty
(60) days prior to such change or relocation.

                 (c) Notice of Changes to Credit and Collection Policies. If Seller plans to implement any material change in any of Seller's Credit and Collection Policy, Seller shall deliver to Purchaser a written description of such proposed change at least sixty (60) days in advance of such change.

                 (d) Notice of Litigation. As soon as possible, and in any event within ten (10) Business Days of the Seller's knowledge thereof, the Seller shall give Purchaser notice of (i) any litigation, investigation or proceeding against the Seller which may exist at any time which, in the reasonable judgment of the Seller, could have a material adverse effect on the financial condition or results of operations of the Seller or impair the ability of the Seller or the applicable Servicer to perform their respective obligations under this Agreement and (ii) any material adverse development in any such previously disclosed litigation.

                 (e) Other Information. Seller shall deliver, with reasonable promptness, such other information, reports or documents concerning the Receivables, the Related Security, the Books and Records and the Collections and Seller's collection policies, practices and procedures as Purchaser may from time to time reasonably request, including without limitation, a copy of any Contract and such records and invoices pertaining thereto and evidence thereof as Purchaser may deem necessary to enable it to enforce its rights thereunder; provided that the Seller shall not be required to furnish any portion of a Contract that, pursuant to confidentiality provisions contained in such Contract, would prohibit the delivery or disclosure of such portion of such Contract to Purchaser.

6.2. Compliance with Laws, etc. Seller shall comply with the requirements of all applicable Laws of any Governmental Person, the noncompliance with which would have a Material Adverse Effect.

6.3. Further Cooperation. (a) Seller shall perform, at Seller's expense, from time to time, or at the request of Purchaser, such acts as may be necessary or advisable to carry out the intent of this Agreement. Without limiting the generality of the preceding sentence, Seller shall take all steps reasonably necessary or, in the reasonable opinion of Purchaser, advisable to validate or protect the ownership interest of Purchaser in, or to defeat the assertion by any third party of any Adverse Claim with respect to, any Sold Receivables. Without limiting the generality of the foregoing, from time to time, or at the request of Purchaser, Seller will execute and file such financing statements, continuation statements, amendments thereto and assignments thereof, and such other instruments and notices, to perfect, protect or more fully evidence the Purchases hereunder and the resulting sale of the Sold Receivables, or to enable Purchaser or its designee to exercise or enforce any of their respective rights hereunder or under any Receivable Documents.

                 (b) Seller hereby authorizes Purchaser or any of its designees to file one or more financing statements, continuation statements, amendments thereto and/or assignments thereof, relative to all or any of the Sold Receivables, in each case whether now existing or hereafter generated. If Seller fails to perform any of its agreements or obligations under this Agreement, Purchaser or its designee may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable expenses of Purchaser or its designee or assignee incurred in connection therewith shall be payable by Seller as provided in Section 11.6.

6.4. Inspection Rights; Maintenance of Books and Records. (a) Seller shall permit Purchaser, at any reasonable time and from time to time during normal business hours, (i) to inspect, audit, check and make abstracts from any Person's books, accounts, documents, papers or other records (including, without limitation, computer tapes and disks) in the possession or under the control of Seller pertaining to the Pool Receivables, the Related Securities and the Collections, (ii) to visit the offices and properties of Seller for the purpose of examining such materials described in clause (i) next above, and to discuss matters relating to Pool Receivables, the Related Securities and the Collections or Seller's performance hereunder with any of the officers of Seller having knowledge of such matters and, upon notice to a Responsible Officer of Seller, with employees of Seller having knowledge of such matters; (ii) to meet with the independent auditors of the Seller, to review such auditors' work papers (including, without limitation, work papers relating to any audit report or audit opinion), and otherwise to review with such auditors the books and records of the Seller with respect to the Pool Receivables, the Related Securities and the Collections; and (iii) without limiting the provisions of clause (i) next above, at any time when a Termination Event or a Potential Termination Event shall have occurred and be continuing on request of Purchaser, permit certified public accountants or other auditors acceptable to Purchaser to conduct, at Seller's expense, a review of Seller's books and records with respect to the Pool Receivables, the Related Securities and the Collections.

                 (b) Seller shall (i) identify and hold as agent for Purchaser at the offices of Seller at 1840 Century Park East, Los Angeles, California, and 508 New Holland Avenue, Lancaster, Pennsylvania, all books, records and documents evidencing or relating to the Sold Receivables, including the Contracts and the Related Security, and maintain a current record of the Sold Receivables, in such reasonable detail and in form and substance satisfactory to Purchaser; (ii) make such notations on such books, records and documents, including any computer records, as may be requested by Purchaser to evidence Purchaser's interest in the Sold Receivables and, if so requested, to store the same in separate filing cabinets so marked, or deliver the same to Purchaser; and/or (iii) maintain and implement administrative and operating procedures (including without limitation an ability to recreate records evidencing Purchaser's ownership interests in Sold Receivables in the event of the destruction of the original records), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of the Sold Receivables (including, without limitation, records adequate to permit the daily identification of outstanding unpaid balances by Obligor and related debit and credit details of the Sold Receivables).

                 (c) Seller (i) shall mark a legend on Seller's books, records and other documentation (whether maintained by Seller or Seller's agent) concerning the existence of the Pool Receivables that identifies the Pool Receivables which are Sold Receivables and that such Sold Receivables are owned by Purchaser, as purchaser, under a Receivables Purchase Agreement dated as of January 19, 1995, and (ii) shall mark, or cause to be marked, on the master computer files concerning the Pool Receivables the code "P" or "Sold" for each Sold Receivable.

6.5. Amendments. Seller shall not extend, amend or otherwise modify, or permit the extension, amendment or modification of, the terms of any Sold Receivable, or amend, modify or waive any right with respect to any Contract related thereto except as permitted by Section 7.2(c) hereof.

6.6.             [Unused]

6.7. Sales, Liens, Etc. Seller shall not cause any of the Pool Receivables originated by the Seller or any related Contracts, or any inventory or goods the sale of which may give rise to any such Pool Receivables, or any Lockbox or Lockbox Account or any right to receive any payments received therein or deposited thereto, to be sold, pledged, assigned or transferred or to be subject to any Adverse Claim, other than the sale and assignment of the Sold Receivables to Purchaser and the Liens created in connection with the transactions contemplated by this Agreement.

6.8. Negative Pledges. Seller shall not enter into or assume any agreement (other than this Agreement) prohibiting the creation or assumption of any Lien upon any Pool Receivables, any Related Security or the Collections, whether now owned or hereafter created or acquired, as contemplated by this Agreement, or otherwise prohibiting or restricting any transaction contemplated hereby.

6.9 Enforceability of Obligations. The Seller shall take such actions as are reasonable and within its power to ensure that the obligation of any related Obligor to pay the unpaid balance of any Sold Receivable in accordance with the terms of the related Contract remains legal, valid, binding and enforceable against such Obligor except as otherwise permitted by Section 7.2(c) hereof.

6.10 Fulfillment of Obligations. The Seller will duly observe and perform, or cause to be observed or performed, all material obligations and undertakings on its part to be observed and performed under or in connection with the Sold Receivables, including its obligations as initial Servicer, will duly observe and perform all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Sold Receivables, will do nothing to impair the rights, title and interest of Purchaser in and to the Sold Receivables and will pay when due any taxes, including without limitation any sales tax, excise tax or other similar tax or charge, payable in connection with such Sold Receivables and their creation and satisfaction.

6.11 Statement for and Treatment of the Sales. Seller shall not prepare any financial statements for financial accounting or external reporting purposes which shall account for the transactions contemplated hereby in any manner other than as a sale of the Sold Receivables to Purchaser.

6.12 No Changes. Seller shall not (i) make any change in the character of its business or in the Seller's Credit and Collection Policy, which change would, in either case, impair the collectibility of any material amount of the Sold Receivables originated by the Seller, or otherwise adversely affect the interests or remedies of Purchaser under this Agreement or any other Receivables Document, (ii) make any material change in, or fail to comply with, the Seller's Credit and Collection Policy without the prior written notification to Purchaser as required by Section 6.1(c) hereof, or (iii) change its name, identity or corporate structure in any manner which would make any financing statement or continuation statement filed in connection with this Agreement or the transactions contemplated hereby seriously misleading within the meaning of Section 9-402(7) of the UCC of any applicable jurisdiction or other applicable Laws unless it shall have given Purchaser prior written notice thereof as required by Section 6.1(b) hereof, and unless prior thereto it shall have caused such financing statement or continuation statement to be amended or a new financing statement to be filed such that such financing statement or continuation statement would not be seriously misleading as required by Section 6.3.

6.13. Location of Records. Seller will keep its Chief Executive Office, and the offices where it keeps its records concerning the Pool Receivables (including the Sold Receivables), all related Contracts and all purchase orders and other agreements related to such Pool Receivables (including the Sold Receivables) (and all original documents relating thereto), at the address(es) of Seller referred to in Section 6.4(b) or, upon sixty (60) days' prior written notice to Purchaser, at such other locations in jurisdictions where all action required by Section 6.3 shall have been taken and completed.

6.14. Lockboxes. (a) Seller hereby agrees (i) to instruct all Obligors to cause all Collections on account of Pool Receivables (including Sold Receivables) to be mailed directly to a Lockbox; (ii) not to suffer or permit any funds other than such Collections to be mailed to Lockboxes or deposited into related Lockbox Accounts; (iii) to make or cause the Servicer to make the necessary bookkeeping entries to reflect such Collections on the Books and Records pertaining to such Pool Receivables; (iv) to apply or cause the applicable Servicer to apply all such Collections as provided in this Agreement;
(v) not to amend or modify any term of any Lockbox Servicing Instructions without the prior written consent of Purchaser to such amendment or modification; (vi) not to amend or modify any term, with respect to the disposition of such Collections or any other amounts received by Seller or the Servicer (if the Servicer is a person other than the Seller) or any Lockbox Bank, of this Agreement or any other agreement (other than Lockbox Servicing Instructions) without the prior written consent of Purchaser to such amendment or modification, (vii) add or terminate any Person as a Lockbox Bank from those Persons listed on Schedule 4.19 hereto, or (viii) make any change in the instructions to its Obligors regarding payments to be made to the Seller or payments to be made to any Lockbox.

                 (b) The Seller further represents and warrants and covenants and agrees as follows: (i) each Lockbox Account shall be maintained with a Lockbox Bank; (ii) each Lockbox Account shall be a segregated account and the funds deposited in such Lockbox Account from time to time shall not be commingled with any other funds of the Seller or the Servicer (if the Servicer is a person other than the Seller); (iii) each Lockbox Account shall be in the name of Seller or Servicer in trust for the benefit of Purchaser and Seller as their interests arise; (iv) the location of each Lockbox and each related Lockbox Account may not be changed without the written consent of Purchaser;
(v) funds deposited in each Lockbox Account shall be transferred to the

Servicer (if the Servicer is a Person other than the Seller) not later than the next Business Day after such funds are deposited in each such Lockbox Account;
(vi) each Lockbox Account shall be insured by the Federal Deposit Insurance Corporation to the full extent permitted by law; (vii) Purchaser shall have the right to obtain control over each Lockbox and each related Lockbox Account, or appoint a successor servicer, and, in either case, direct the Lockbox Bank not to transfer funds in such Lockbox Account to the Seller or the Servicer, and direct the Lockbox Bank to transfer the funds in such Lockbox Account to an account designated by Purchaser, if an event or circumstance arises which would constitute a Termination Event under this Agreement by dating and delivering the Lockbox Letter Agreement with respect to such Lockbox, and the Seller hereby irrevocably authorizes Purchaser to date and deliver a Lockbox Letter Agreement to each Lockbox Bank; (viii) the Seller has not given and shall not give any instructions to any Lockbox Bank inconsistent with the Lockbox Letter Agreement; and (ix) the Seller shall cooperate fully with Purchaser in effecting any such transfer of control.

                 (c) The Seller shall not enter into any Lockbox Servicing Instructions or other lockbox servicing agreement which does not contain the foregoing provisions and terms, unless such deviation is consented to by Purchaser.

6.15.            [Unused].

6.16. Fiscal Year. Neither Seller nor any Subsidiary of Seller shall change its fiscal year from the calendar year basis utilized as of the date hereof with the 1995 fiscal year beginning January 1, 1995 and ending December 31, 1995 without giving sixty (60) days written notice to Purchaser. Seller further agrees to review the definitions of Semi-Monthly Period and Monthly Accounting Period with Purchaser and make such adjustment to these definitions and any related definitions to conform with the new fiscal year selected by Seller.

6.17 Incorporation of Certain Covenants; etc. The covenants and agreements of Seller set forth in Sections 10.1 through 10.14 and Section 10.16 (individually, an "Incorporated Covenant"; and collectively, the "Incorporated Covenants") of the Note Agreement, shall be incorporated herein mutatis mutandis by this reference thereto, and shall be deemed to have been made by Seller in favor of, and for the benefit of, Purchaser, and for all purposes herein references to the terms "holder of any Notes" and "you" shall be deemed to be references to the Purchaser and references to the term "Company" shall be deemed to be references to the Seller; provided, however, that in the case of
Section 10.5 of the Note Agreement, the sale of Sold Receivables by Seller to Purchaser pursuant to this Agreement is excepted therefrom. Notwithstanding the foregoing, (a) all capitalized terms set forth in the Incorporated Covenants and defined in the Note Agreement, as well as other capitalized terms set forth in any such definitions therein, shall also be deemed to be incorporated herein mutatis mutandis and shall have the meanings given to such terms in the Note Agreement for the purposes hereof, and
(b) to the extent any of the Incorporated Covenants, or any incorporated definition contains any cross-reference to, or incorporates by reference any terms of, any provision, section, schedule or exhibit of the Note Agreement, such cross-reference or incorporation shall be incorporated herein mutatis mutandis for the purposes hereof. Furthermore, for the purposes of this
Section 6.17, in the event that any amendment, modification or supplement to the Note Agreement is consented to in writing by the Purchaser, then any affected Incorporated Covenant shall, upon such consent becoming effective, be deemed to be revised for the purposes of this Section 6.17. The Purchaser shall have the right in its sole but reasonable discretion (a) to make a determination of the existence of any violation of an Incorporated Covenant and
(b) to exercise any remedies for such violation as provided hereunder, in each case without regard to any interpretation, waiver, action or inaction with respect to the Note Agreement in connection therewith. The incorporation of the Incorporated Covenants herein in favor of the Purchaser shall not be affected in any way by the termination or expiration of the Note Agreement. In the event of a conflict between the express terms of this Agreement and any Incorporated Covenant, the express terms of this Agreement shall control.

6.18 Use of Software. In the event that Seller is replaced as the Servicer of the Sold Receivables, Seller agrees to use its best efforts to obtain all necessary approvals, at the cost and expense of Seller, for Purchaser's use, or a successor Servicer's use, of the computer software licensed by Seller to service the Sold Receivables. If such approval is not obtained, Seller will pay all reasonable charges to convert detailed accounting records related to the Sold Receivables for use on Purchaser's software.


                                  ARTICLE VII

                                   SERVICING

7.1. Designation of Seller as Initial Servicer. Seller hereby grants to Purchaser an irrevocable power of attorney (coupled with an interest) to designate a Person for the purpose of servicing, administering and collecting the Sold Receivables. Purchaser hereby designates and appoints Seller as the agent of Purchaser and Seller (Seller in such capacity herein referred to as the "Servicer") as the initial Servicer for the purpose of servicing, administering and collecting the Sold Receivables.

7.2.             Duties of Servicer.

                 (a) Appointment; Duties in General. Each of Seller and Purchaser hereby appoints as its agent the Servicer, as from time to time designated pursuant to Section 7.1 or Section 7.6, to enforce its respective rights and interests in and under the Sold Receivables. Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Sold Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

                 (b)      Allocation of Collections; Segregation.   Servicer
shall set aside for the account of Seller and Purchaser their respective allocable shares of the Collections of Pool Receivables in accordance with
Section 2.6(a). Servicer shall segregate and deposit in the Servicer Deposit Account, and the appropriate subaccount, the Collections of Sold Receivables on the first Business Day following receipt by Servicer of such Collections in immediately available funds. In the event Servicer has advanced to the Servicer Deposit Account in immediately available funds the dollar amount of Collections for a day processed through a Lockbox Account established at a Lockbox Bank other than Purchaser and such Lockbox Bank debits the Lockbox Account for the amount of a returned item at a later date, the Servicer may net the amount of such returned item against the dollar amount of Collections due to be transferred to the Servicer Deposit Account on such later date.

                 (c) Modification of Receivables. So long as no Potential Termination Event or Termination Event of the type described in Subsection (b) of Section 8.1 shall have occurred and be continuing, Seller, while it is Servicer, may, in accordance with the Credit and Collection Policy, (i) adjust the original maturity of any Sold Receivable, not more than once, to reflect the actual terms of the Contract under which such Sold Receivable arose, (ii) extend the maturity or adjust the Unpaid Balance of any Defaulted Receivable which is a Sold Receivable as Seller may determine to be appropriate to maximize Collections thereof, and (iii) adjust the Unpaid Balance of any Sold Receivable to reflect the reductions or cancellations described in Section 2.8.

                 (d) Documents and Records. Seller shall deliver to Servicer, and Servicer shall hold in trust for Seller and Purchaser in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) that evidence or relate to Sold Receivables. Seller and Servicer shall maintain and keep proper books of record and account, including without limitation computer files, which (i) identify and segregate the Sold Receivables from other accounts receivable and other rights to the payment of money due Seller, and (ii) enable Servicer and/or Purchaser or its designee to calculate Purchaser's Net Investment, the Net Pool Balance, the Receivables Pool, the Sold Receivables Pool and otherwise monitor the performance of the Pool Receivables.

                 (e) Certain Duties to Seller. Servicer shall in no event later than one (1) Business Day following the applicable Semi-Monthly Settlement Date turn over to Seller that portion of Collections of Sold Receivables representing the Adjusted Deferred Purchase Price payable to Seller in accordance with Section 2.6(c), less, in the event that neither Seller nor any Affiliate of Seller is Servicer, all reasonable and appropriate out-of-pocket costs and expenses of Servicer of servicing, collecting and administering the Sold Receivables to the extent not covered by the Servicer's Fee received by it. As soon as practicable following receipt, Servicer shall turn over to Seller the Collections of any Pool Receivable which is not a Sold Receivable. Servicer, if other than Seller or any Affiliate thereof, shall, as soon as practicable upon demand, deliver to Seller all documents, instruments and records in possession of Servicer that evidence or relate to Pool Receivables of Seller other than Sold Receivables.

                 (f) Termination. Servicer's authorization under this Agreement shall terminate upon the Final Payout Date.

                 (g) Subcontracts. Servicer may, with the prior written consent of Purchaser, subcontract with any other person for servicing, administering or collecting the Sold Receivables, provided that Servicer shall remain liable for the performance of the duties and obligations of Servicer pursuant to the terms hereof.

                 (h) Certain Reports. In addition to the other reports and information required by Sections 2.6(d) and 2.7(a), Servicer shall prepare and deliver to Purchaser concurrently with the delivery of each Monthly Settlement Statement (and to the extent not included in the Monthly Settlement Statement) a list of the Obligors any Sold Receivables of which are included in the Net Pool Balance under clause (a), (b), (c) or (d) of the definition of "Concentration Limit", setting forth where applicable the ratings currently assigned to the long-term debt of such Obligors by Moody's, S&P or D&B.

                 (i) Allocation of Unspecified Collections. If Servicer receives from an Obligor any Collections with respect to Pool Receivables and such Obligor is the Obligor with respect to both Pool Receivables which are Sold Receivables and Pool Receivables which are not Sold Receivables, the Servicer shall apply all Collections to the Pool Receivable specifically identified by the Obligor with such payment and if no specification is made by the Obligor such Collections shall be applied to the oldest outstanding Pool Receivable.

7.3. Segregation of Collections. Servicer shall be able to determine, and at the request of Purchaser will determine, the amount of Collections received on any Business Day from Sold Receivables. In accordance with the provisions of Section 2.6, Servicer shall segregate all collections and proceeds of any Sold Receivable so that each is capable of identification and, if, following an Event of Termination, deemed reasonably necessary or appropriate by Purchaser, shall notify the Obligors to make payments on the Sold Receivables directly to Purchaser.

7.4. Payments. On any day that payments of Collections of Sold Receivables are to be made to Purchaser pursuant to Section 2.6 hereof, Servicer shall withdraw such payment from the funds on deposit in Servicer Deposit Account which are good and collected funds as of the opening of business on such day and shall forward such payment by wire transfer to Purchaser on or before 2:00 P.M. Eastern time on such day. If on any day that a payment of the Earned Discount, Servicer's Fees, Fees, Seller Adjustments or Indemnity Payments due hereunder is to be paid by Seller and Servicer receives on or before 2:00 P.M. Eastern time such payment, Servicer shall forward such payment by wire transfer to Purchaser on or before 4:00 P.M. Eastern time on the same day. Any such payment described in the preceding sentence received by Servicer after 2:00 P.M. Eastern time shall be paid to Purchaser by noon Eastern time the next Business Day.

7.5. Servicing Costs and Fees. At any time Seller is Servicer under this Agreement, Seller shall pay and be responsible for all costs, expenses and attorneys' fees incurred by Servicer in connection with the performance of its obligations under this Article VII. So long as Seller is Servicer, Seller hereby acknowledges that the purchase of the Sold Receivables and the incurrence by Purchaser of the risk of collection with respect to the Sold Receivables together with any investment earnings on the Servicer Deposit Account payable under the terms of Section 7.9 hereof to Servicer constitutes adequate consideration for the services of Servicer hereunder. So long as Seller is Servicer, Servicer shall not be entitled to any fees for the performance of its obligations under this Article VII. Any successor Servicer, which is not an Affiliate of Seller, shall be entitled to such reasonable compensation consistent with the definition of the term "Servicer's Fee" as Purchaser shall consent to.

7.6. Termination of Agency. Purchaser may discharge Servicer from its duties under this Article VII upon a Termination Event. Seller may not resign as Servicer hereunder without the prior written consent of Purchaser.

7.7. Transfer of Servicing. (a) Upon the resignation or termination of Seller as Servicer pursuant to Section 7.6, all rights and powers of Seller, as Servicer under this Agreement (and the rights and powers with respect to the Sold Receivables specified in such notice) shall vest in Purchaser or its designee. Notwithstanding the foregoing, Purchaser may, if it is unwilling so to act, or shall, if it is unable so to act, take such actions as are necessary to cause the appointment of a successor Servicer. Purchaser is hereby authorized and empowered, on behalf of Seller, as attorney-in-fact or otherwise, to execute and deliver all documents and instruments and to do all other acts and things as are necessary or appropriate to transfer the rights and obligations of Seller, as Servicer to Purchaser or its designee as successor Servicer.

                 (b) Upon the resignation or termination of Seller as Servicer pursuant to Section 7.6, Seller shall: (i) deliver to Purchaser or upon the direction of Purchaser to such other Person (A) the books, documentation, records and computer files and software with respect to the Sold Receivables, and (B) all other documentation, books, records and other data necessary for the servicing of the Sold Receivables; and (ii) provide Purchaser (and any successor Servicer) with access to, and copies of, all books, documentation, records and computer files and software relating to the Sold Receivables.

                 (c) Any successor Servicer appointed pursuant hereto shall expressly assume and agree to be bound by the provisions of this Agreement.

7.8. Power of Attorney. Seller hereby grants to each of Purchaser and Servicer (if a Person other than Seller is Servicer) an irrevocable power of attorney, with full power of substitution and coupled with an interest, to take in the name of Seller or in the name of Purchaser or Servicer (if a Person other than Seller is Servicer) or both, as the case may be, all steps necessary or advisable (i) to endorse, negotiate or otherwise realize on any check, draft, writing or other right of any kind held or owned by Seller or transmitted to or received by Purchaser or Servicer (if a Person other than Seller is Servicer) as payment on account or otherwise in respect of any Sold

Receivable and (ii) if any sale arising hereunder is found to be a financing, to collect any Sold Receivables if not paid to Purchaser when due, and (iii) if the rights, titles and interest of Seller under any Contract are not assignable, in whole or in part, to Purchaser, to enforce all rights, titles and interests thereunder of Seller if any Sold Receivable related thereto is not paid to Purchaser when due, or (iv) if Seller fails to do so on request, to execute and deliver, in Seller's name and on Seller's behalf, such instruments and documents (including bills of sale and assignments) reasonably necessary or desirable to evidence or protect Purchaser's ownership interest in the Sold Receivables and to execute and file, in Seller's name, financing statements (including amendments and continuation statements) under the UCC (or similar Law where the UCC is not enacted) in all jurisdictions where it may be necessary or, in the opinion of Purchaser, advisable to validate or protect the ownership interest of the Purchaser in the Sold Receivables.

7.9. Servicer Deposit Account. On the date hereof Servicer shall cause to be established, and at all times prior to the Final Payout Date, Servicer shall cause to be maintained, one or more segregated trust accounts at Purchaser in the name of Servicer, as trustee for Purchaser (collectively, the "Servicer Deposit Account"). The Servicer Deposit Account shall be used for the deposit of funds set aside pursuant to clauses (ii), (iii) and (iv) of
Section 2.6(a) and no other funds. No deposit of funds in the Servicer Deposit Account shall be deemed to reduce the Purchaser's Net Investment, unless and until such funds are actually paid to Purchaser in accordance with Section 2.6 or 2.7. Except during any Liquidation Period, funds on deposit in the Servicer Deposit Account shall be invested in overnight deposits, selected by Seller but acceptable to Purchaser, and the income from such investments shall be added to the balance in such account. During any Liquidation Period, any moneys credited to the Servicer Deposit Account will remain uninvested. Except upon the commencement of, and during the continuance of, any Liquidation Period, all income on the overnight investments of the funds on deposit in the Servicer Deposit Account shall be paid to Servicer, if Seller or an Affiliate of Seller is the Servicer, on the Semi-Monthly Settlement Date following any credit of such income to the Servicer Deposit Account as consideration for servicing the Sold Receivables. Upon the commencement of any Liquidation Period, all accrued and unpaid income on the overnight investments of the funds on deposit in the Servicer Deposit Account shall be paid to Purchaser on the Semi-Monthly Settlement Date following any credit of such accrued income to the Servicer Deposit Account and shall be applied to reduce the Purchaser's Net Investment. Any losses on the investment of sums deposited in the Servicer Deposit Account shall be for the account of Seller. On the Final

Payout Date, after payment of all sums due and owing to Purchaser any remaining balance in the Servicer Deposit Account shall be released to Seller.


                                  ARTICLE VIII

                               TERMINATION EVENTS

8.1. Termination Events. The following events shall be "Termination Events" hereunder:

                 (a) Cross Default to Agreements with Seller. (i) Any breach or default occurs under any other agreement involving the borrowing of money, the extension of credit or any capitalized or operating lease by and between Seller or any Affiliate thereof, and Purchaser or any Affiliate of Purchaser, under which Seller may be obligated as a borrower, installment purchaser, lessee or guarantor, if such breach or default consists of the failure to pay any indebtedness or rental payments in excess of $100,000 when due or if such breach or default permits or causes (with or without the passage of time or the giving of notice or both) the acceleration of any indebtedness or rental payments in excess of $100,000 due or the termination of any commitment to lend; or (ii) a default shall have occurred and be continuing under the Note Agreement, which default if unremedied, uncured, or unwaived (with or without the passage of time or the giving of notice or both) would permit acceleration of the maturity of such indebtedness or any notice of default required to permit acceleration shall have been given; or (iii) a default shall have occurred and be continuing under any other instrument or agreement evidencing, securing or providing for the issuance of indebtedness for borrowed money in excess of $1,000,000 of, or guaranteed by, Seller, which default if unremedied, uncured, or unwaived (with or without the passage of time or the giving of notice or both) would permit acceleration of the maturity of such indebtedness or any notice of default required to permit acceleration shall have been given; or

                 (b) Bankruptcy and Financial Distress. (i) an Event of Bankruptcy shall occur with respect to Seller, or (ii) Seller shall voluntarily suspend the transaction of usual business, or (iii) a writ or warrant of attachment or any similar process shall be issued against a substantial part of the property of Seller, or (iv) an order shall be entered enjoining or preventing Seller from conducting all or any part of its business as it is usually conducted, or (v) garnishment proceedings shall be instituted by attachment, levy or otherwise, against any Lockbox Account or the Servicer Deposit Account;

                 (c) Payment Default. Seller fails to pay to Purchaser any sum due by Seller, whether in its capacity as Servicer or as the Seller hereunder, to Purchaser hereunder, including without limitation any Earned Discount, Seller Adjustment, Servicer's Fees, Fees or Indemnity Payment due hereunder by Seller to Purchaser;

                 (d) Default Under the Receivables Documents. (i) The existence of a violation of any covenant set forth in Sections 6.5 or
         6.7  hereof or any of the following Incorporated Covenants under
         Section 6.17:  Sections 10.1, 10.4, 10.5, 10.7, 10.8, 10.9, 10.11 and
         10.16 of the Note Agreement, or (ii) Seller, whether in its capacity as Seller or Servicer hereunder, breaches, or defaults under, any other term, condition, representation, warranty, provision or covenant contained in this Agreement or in any of the other Receivables Documents other than a covenant set forth in Sections 6.5 or 6.7 hereof or any of the following Incorporated Covenants under Section 6.17: Sections 10.1, 10.4, 10.5, 10.7, 10.8, 10.9, 10.11 and 10.16 of
         the Note Agreement, which breach continues uncured for three (3) Business Days after Seller's receipt of written notice of the breach;

                 (e) Notice of Lien. A notice of Lien, levy or assessment in excess of $50,000 is filed of record against Seller with respect to all or any part of Pool Receivables, including any Sold Receivables, by the United States, or any department, agency or instrumentality thereof (including, without limitation, the PBGC) and such notice, levy or assessment shall not have been released within five Business Days of such filing;

                 (f) Change of Control. Any person or group of persons (within the meaning of Sections 13(a) or 14(a) of the Exchange Act), other than the current officers or directors of Seller and any person who as of the date hereof holds 20% or more of the voting capital stock of Seller, shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Exchange Act) 20% or more of the voting capital stock of Seller; or

                 (g) Loss of Priority. This Agreement and the Assignments shall for any reason cease to vest in Purchaser a valid and perfected first priority interest under Article 9 of the Uniform Commercial Code in the Sold Receivables (subject to
         Section 9-306 of the Uniform Commercial Code).

                 (h) Current Default Ratio and Net Charge-Off Ratio. The Current Default Ratio as of any Relevant Month End Date exceeds 10.0%;
         (ii) the average of the Current Default Ratios as of any three consecutive Month End Dates exceeds 8.0%; or (iii) the Net Charge-Off Ratio exceeds 2.25%; or

                 (i) Changes in Credit Policies. Seller or Servicer (if Seller or Affiliate thereof is Servicer) shall make any material change in the policies as to origination of Receivables or in the Credit and Collection Policy without the prior written consent of Purchaser; or

                 (j) Violation of Maximum Purchaser's Net Investment or Allocation Minimum. The Allocation Minimum is in excess of the Reserve Asset Percentage or the Purchaser's Net Investment exceeds the Maximum Purchaser's Net Investment and such event continues uncured more than two Business Days following written notice thereof to Seller from Purchaser or Servicer; or

                 (k) Delinquency Ratio. Either (A) the Delinquency Ratio at any Relevant Month End Date is greater than 4.5%; or (B) the average of the Delinquency Ratios at any three consecutive Month End Dates is greater than 3.0%;

                 (l) Material Adverse Change. There shall exist any event or occurrence that has caused a Material Adverse Effect; or

                 (m) Cumulative Dilution. As of any Month End Date, the aggregate dollar amount of Dilutions accruing in the twelve-month period ending on such Month End Date equals or exceeds $22,000,000.

8.2.             Remedies. (a)    Optional Liquidation.  Upon the occurrence of
a Termination Event (other than a Termination Event described in subsection (b) or (c) of Section 8.1), Purchaser, by notice to Seller, shall have the option to reduce the Maximum Purchaser's Net Investment to zero (0), to terminate the Purchase Commitment and to declare the Purchase Termination Date to have occurred and the Liquidation Period to have commenced.

                 (b) Automatic Liquidation. Upon the occurrence of a Termination Event described in subsection (b) or (c) of Section 8.1, the Maximum Purchaser's Net Investment shall automatically reduce to zero (0), the Purchase Commitment shall terminate, the

Purchase Termination Date shall occur and the Liquidation Period shall commence automatically.

                 (c) Additional Remedies. Upon any Purchase Termination Date pursuant to this Section 8.2, no Purchases thereafter will be made. Purchaser shall have (i) the right to notify the Obligors of the Sold Receivables, or any of them, of the interest of Purchaser in the Sold Receivables, (ii) the right to direct Obligors of the Sold Receivables, or any of them, to make payment directly to Purchaser, and (iii) the right to deliver the Lockbox Letter Agreements to the Lockbox Banks. Purchaser shall also have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.

                 (d) This Agreement a Financial Accommodation. The parties hereto acknowledge that this Agreement is, and is intended to be, a contract to extend financial accommodations to the Sellers within the meaning of Section 365(e)(2)(B) of the Federal Bankruptcy Code.


                                   ARTICLE IX

                    SECURITY INTEREST; ACTIONS OF PURCHASER

9.1. Grant of Security Interest. The Seller hereby grants and assigns to Purchaser a "security interest" (as defined in the UCC) in all of Seller's right, title and interest (including specifically any right of Seller to receive the payment of any Adjusted Deferred Purchase Price hereunder) now or hereafter existing in, to and under (i) all the Sold Receivables (including specifically any right of the Seller to receive the payment of any Adjusted Deferred Purchase Price hereunder), and (ii) all proceeds of any of the foregoing, and the parties hereby agree that this Agreement shall constitute a security agreement under the UCC, to secure all of the obligations of Seller, including any obligations of Seller as Servicer hereunder, arising in connection with this Agreement and each other Receivables Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, the payment to Purchaser of the sum of Purchaser's Net Investment, the payment to Purchaser of the aggregate unpaid Earned Discount calculated hereunder, the payment to Purchaser of any Servicer's Fees, Seller Adjustments or Indemnity Payment due hereunder and the payment of any other Fees, expenses and costs due and payable to Purchaser hereunder.

9.2. Further Assurances. The provisions of Section 6.3 shall apply to the security interest granted under Section 9.1 as well as to the Purchases of the Sold Receivables hereunder.

9.3. Remedies to Enforce Security Interests. Upon the occurrence of a Termination Event, Purchaser shall have, with respect to the collateral granted pursuant to Section 9.1, and in addition to all other rights and remedies available to Purchaser under this Agreement and the other Receivables Documents and under other applicable law, all the rights and remedies of a secured party upon default under the UCC, which remedies shall be cumulative.

9.4. Disclosure. Purchaser may at any time disclose Purchaser's interest in the Sold Receivables to Purchaser's officers, directors, employees, attorneys, accountants and other advisers who need to know such information in connection with the administration and enforcement of this Agreement or as requested by any regulatory authority or as otherwise required by Law or by subpoena or other legal process. Except for the filing of UCC financing statements or to enforce its rights hereunder after demand has been made upon Seller, Purchaser shall not, however, at any time, disclose to an Obligor its interest in the Sold Receivables unless in connection with the collection of a Sold Receivable or required to do so by Law or by subpoena or other legal process or as otherwise permitted by the terms of this Agreement and the other Receivables Documents.

9.5. Rights of Purchaser. (a) Seller hereby authorizes Purchaser, Servicer and/or their respective designees to take any and all steps, in Seller's name and on behalf of Seller, that Purchaser, Servicer and/or their respective designees determine are necessary or desirable to collect all amounts due under any and all Sold Receivables, including, without limitation, endorsing the name of Seller on checks and other instruments representing collections and enforcing all Sold Receivables.

                 (b) Purchaser shall have no obligation to account for, to replace, to substitute or to return any Sold Receivable to Seller.

                 (c) Purchaser shall have the unrestricted right to further assign, transfer, deliver, hypothecate, subdivide or otherwise deal with the Sold Receivables, and all of Purchaser's right, title and interest in, to and under this Agreement, on whatever terms Purchaser shall determine.

                 (d) Purchaser shall have the sole right to retain any gains or profits created by buying, selling or holding the Sold

Receivables and shall have the sole risk of and responsibility for losses or damages created by such buying, selling or holding.


                                   ARTICLE X

                                INDEMNIFICATION

10.1. Indemnification. (a) Seller shall hold Purchaser harmless from and indemnify Purchaser against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including attorneys' fees and allocated costs for in-house legal services) which arise out of or are incurred in connection with Purchaser's enforcement of this Agreement and any instrument or agreement required hereunder.

                 (b) Without limiting any other rights which any Indemnified Party (as defined below) may have hereunder or under applicable Law, Seller hereby agrees to indemnify Purchaser, each of its successors, permitted transferees and assigns, and all officers, directors, shareholders, controlling Persons, employees and agents of any of the foregoing (each of the foregoing Persons being individually called an "Indemnified Party"), forthwith on demand, from and against any and all damages, losses, claims (whether on account of settlements or otherwise, and whether or not the relevant Indemnified Party is a party to any action or proceeding that gives rise to any Indemnified Losses (as defined below)), judgments, liabilities and related costs and expenses (including reasonable attorneys' fees and disbursements) awarded against or incurred by any of them arising out of or as a result of any of the following (all of the foregoing being collectively called "Indemnified Losses"):

                          (i) any transfer by Seller of any interest in any Sold Receivable other than the transfer of the Sold Receivables by Seller to Purchaser pursuant to this Agreement;

                          (ii) any representation or warranty made or deemed made by Seller (or any of its officers) under or in connection with this Agreement, any Assignment or any Servicer Report, or any other information or report delivered by or on behalf of Seller pursuant hereto or thereto, shall have been false, incorrect or misleading in any material respect when made or deemed made or delivered, as the case may be;

                          (iii) the failure by Seller to comply with any applicable Law with respect to any Sold Receivable, or the nonconformity of any Sold Receivable with any such applicable Law.

                          (iv) the failure to vest in Purchaser an ownership interest equal to the Sold Receivables free and clear of all Adverse Claims, other than a Lien arising solely as a result of any action of Purchaser or any assignee of any thereof, whether existing at the time of any purchase or at any time thereafter;

                          (v) the failure to maintain the appropriate filings of financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable Laws with respect to any Sold Receivables, whether at the time of any purchase or at any time thereafter, to establish Purchaser's first priority interest in any Sold Receivable;

                          (vi) any dispute, claim, offset, other non-cash reduction or defense (other than discharge in bankruptcy or other credit-related issue) of an Obligor to the payment of any Sold Receivable (including, without limitation, any defense that such Sold Receivable or the related Contract is not a legal, valid and binding obligation of the applicable Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Sold Receivable or the related Contract or the furnishing or failure to furnish such merchandise or services;

                          (vii)  any failure of Seller, as Servicer or
                 otherwise, to perform any of its duties or obligations in accordance with the provisions of Article VI or Article VII;

                          (viii) any liability claim (including, but not limited to product liability or tort claims) arising out of or in connection with the Contract;

                          (ix)  any breach of the Contract by Seller;

                          (x) any tax or governmental fee or charge (but not including income taxes, branch profit taxes, franchise taxes or similar taxes imposed on, or measured by, the income or profits of Purchaser), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the purchase or ownership of any Sold Receivable;

                          (xi) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of a Sold Receivable, except to the extent any such investigation, litigation or proceeding relates to a possible matter involving an Indemnified Party for which neither Seller nor any of its Affiliates is at fault;

                          (xii) any claim with respect to the Sold Receivables based upon or relating to any Laws relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy or any other claim relating to collection activities except to the extent such claim arises out of an act or an omission of a Servicer other than Seller or an affiliate of Seller;

                          (xiii) any commingling of collections of Sold Receivables at any time with any other funds, unless such commingling was caused solely by a Servicer other than Seller or an affiliate of Seller;

                          (xiv) the replacement of Seller as Servicer, including, without limitation, any servicing fees payable to such replacement servicer; or

                          (xv)    any loss incurred by Purchaser in the event
                 (1) that any transfer of Sold Receivables to Purchaser is voided, or such transfer is reconveyed to Seller by Purchaser, in compliance with an order of a court having jurisdiction over any bankruptcy, insolvency or conservancy proceedings relating to Seller, or (2) that any repayments of Purchaser's Net Investment to Purchaser, or the payment to Purchaser of any Earned Discount, Servicer's Fees, Seller Adjustments, Fees or Indemnity Payments made by, or on behalf of Seller, is at any time repaid by Purchaser to Seller in compliance with an order of a court having jurisdiction over any bankruptcy, insolvency or conservancy proceedings relating to Seller.

Notwithstanding the foregoing (and with respect to clause (B) below, without prejudice to the rights that Purchaser may have pursuant to the other provisions of this Agreement), in no event shall any Indemnified Party be indemnified for any Indemnified

Losses (A) resulting from gross negligence or willful misconduct on the part of such Indemnified Party, or any Person of which such Indemnified Party is an officer, director, shareholder, controlling Person, employee or agent, or (B) to the extent the same includes losses in respect of Sold Receivables and reimbursement therefor that would constitute credit recourse to Seller or Servicer for the amount of any Sold Receivable not paid by the applicable Obligor.

                 (c) Any claim by Purchaser or any other Indemnified Party for indemnification pursuant to this Section 10.1 shall be set forth in writing and such notice shall set forth in reasonable detail the basis for such determination; provided, however, if the Indemnified Loss qualifies as a Seller Adjustment such loss shall be governed by the provisions of Section 2.8, including without limitation the timing of the payment of such Seller Adjustment to Purchaser. Such amount shall be due and payable by Seller to Purchaser or such other Indemnified Party ten (10) Business Days after such notice is given. In the event that the nature of the Indemnified Loss gives rise to an Indemnity Payment that includes a repayment of the Current Purchase Price Payment allocable to a Sold Receivable such Indemnified Loss shall also include the payment by Seller of the accrued and unpaid Earned Discount through the day of such payment. Upon the payment of any Indemnity Payment described in the preceding sentence Purchaser shall execute and deliver to Seller a duly completed Reassignment of Sold Receivable concerning the applicable Sold Receivables.

10.2. Contest of Tax Claim. If any Indemnified Party shall have notice of any attempt to impose or collect any tax or governmental fee or charge for which indemnification will be sought from Seller under Section 10.1(b)(x), such Indemnified Party shall give prompt and timely notice of such attempt to Seller and Seller shall have the right, at its expense, to participate in any proceedings related to such attempt for the purpose of resisting or objecting to the imposition or collection of any such tax, governmental fee or charge.

10.3.    Contribution.  If for any reason the indemnification provided in
Section 10.1 (and subject to the exceptions set forth therein) is unavailable (other than by reason of a final adjudication by a court of competent jurisdiction that a claim is not within the scope of such indemnification) to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then Seller shall contribute to the maximum amount payable or paid to such Indemnified Party under Section 10.1 as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and Seller on the other hand, but also the relative fault of such Indemnified Party (if any) and Seller and any other relevant equitable considerations.


                                   ARTICLE XI

                                 MISCELLANEOUS

11.1. Notices. Any communications between the parties hereto to be given in writing shall be given by mailing the same, postage prepaid, or by facsimile or personal delivery to each party at its address set forth below, or to such other addresses as either party may in writing hereafter indicate. Any communications between the parties hereto to be given by telephone shall be confirmed immediately in writing by the party initiating the telephone call.

Address for notices to Seller:    Address for notices to Purchaser:

Kerr Group, Inc.                  PNC Bank, National Association
1840 Century Park East            300 Sixth Avenue PNC Plaza
Los Angelas, CA  90067            9th Floor
                                  Pittsburgh, PA  15226
Attn:    Geoffrey A. Whynot,      Attn:   Secured Credit
         Treasurer                        Administration

Telecopier No.  (310) 201-5934    Telecopier No. (412) 762-4069
Telephone No.   (310) 556-2200    Telephone No.  (412) 762-4924

                                  with copy to:

                                  PNC Bank, National Association
                                  55 South Lake Avenue
                                  Suite 650
                                  Pasadena, CA 91101
                                  Attn:  Anthony Trunzo,
                                         Vice President

                                  Telecopier No. (818) 568-0653
                                  Telephone No.  (818) 568-9423

Deposit instructions for                   Wire instructions for
Payments to Seller:                        payment to Purchaser:

Bank of America, N.A.                      PNC Bank, National Association
(ABA 121000358)                            (ABA 043000096)
San Francisco, California                  One PNC Plaza
                                           Pittsburgh, PA  15265
Further credit to:                         Attn:  Loan & Collateral
Account #1257600128                        Reference Customer No. _______
Reference:  Kerr Group, Inc.

11.2. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however that Seller shall not assign this Agreement or any of the rights of Seller hereunder without the prior written consent of Purchaser.

11.3. Transfers. Purchaser may at any time, without the prior written consent of Seller, sell, assign, grant participations in, or otherwise transfer any of the Sold Receivables to any other person.

11.4. Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by Seller therefrom shall in any event be effective unless the same shall be in writing and signed by (a) Seller and Purchaser, and Servicer if Seller is not Servicer, (with respect to an amendment), or (b) Purchaser (with respect to a waiver or consent) or Seller (with respect to a waiver or consent by it), as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

11.5. No Implied Waivers; Cumulative Remedies; Writing. No delay or omission by Purchaser to exercise any right under this Agreement shall impair any such right, nor shall it be construed to be a waiver thereof. No waiver of any single breach or default under this Agreement shall be deemed a waiver of any other breach or default. Any waiver, consent or approval under this Agreement must be in writing to be effective. No course of dealing and no delay or failure of Purchaser in exercising any right, power, remedy or privilege under this Agreement or any other Receivables Document shall affect any other or future exercise thereof or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of Purchaser under this Agreement and any other Receivables Documents, or by Law or otherwise, are cumulative and not exclusive of any rights or remedies which it would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of Purchaser of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing and executed by Purchaser.

11.6.    Costs, Expenses and Taxes.  In addition to its obligations under
Article X hereof, Seller agrees to pay on demand:

                 (a) all reasonable costs and expenses incurred by Purchaser in connection with the negotiation, preparation, execution and delivery of this Agreement, the Assignments and the other Receivables Documents, any amendment of or consent or waiver under any of this Agreement or of the Assignments which is requested or proposed by Seller (whether or not consummated), the administration (including periodic auditing) or the enforcement of, or any actual or claim breach of, this Agreement and, including, without limitation (i) the reasonable fees and expenses of counsel to any of such Persons incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under this Agreement or the Assignments in connection with any of the foregoing, and (ii) all reasonable out-of-pocket expenses (including reasonable fees and expenses of independent accountants), incurred in connection with any review of Seller's books, records and other documentation either prior to the execution and delivery hereof or pursuant to Section 6.4 hereof; provided, however, that Seller shall not be obligated to pay any costs or expenses incurred by Purchaser in connection with more than two audits of Seller's books, records and other documentation during any twelve (12) month period so long as no Termination Event or Potential Termination Event shall have occurred and be continuing; and

                 (b) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, of any Assignment or of any other Receivables Documents, and agrees to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

                 (c) Seller agrees to reimburse Purchaser for the cost of two (2) tax lien searches per calendar year during the term of this Agreement conducted by Purchaser to verify the existence or non-existence of Liens against Receivables of Seller for non-payment of federal or state taxes in such jurisdictions as Purchaser in the reasonable exercise of its discretion may request; provided that upon the occurrence of a Termination Event Seller shall reimburse Purchaser for the cost of all tax lien searches conducted by Purchaser to verify the existence or non-existence of Liens against Receivables of Seller for non-payment of federal or state taxes in such jurisdictions as Purchaser in the reasonable exercise of its discretion may request.

11.7.    Funding by Branch, Subsidiary or Affiliate.

         (a) Notional Funding. Purchaser shall have the right from time to time, without notice to the Seller, to deem any branch, subsidiary or affiliate (which for the purposes of this Section 11.7 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls Purchaser) of Purchaser to have made, maintained or funded the Purchaser's Net Investment, provided that immediately following (on the assumption that a payment were then due from the Seller to such other office) and as a result of such change the Seller would not be under any greater financial obligation pursuant to Section 5.3 or 5.4 hereof than it would have been in the absence of such change. Notional funding offices may be selected by Purchaser without regard to Purchaser's actual methods of making, maintaining or funding the Purchaser's Net Investment or any sources of funding actually used by or available to Purchaser.

         (b) Actual Funding. Purchaser shall have the right from time to time to make or maintain the Purchaser's Net Investment by arranging for a branch, subsidiary or affiliate of Purchaser to make or maintain the Purchaser's Net Investment subject to the last sentence of this Section 11.7. If Purchaser causes a branch, subsidiary or affiliate to make or maintain any part of the Purchaser's Net Investment hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Purchaser's Net Investment to the same extent as if the Purchaser's Net Investment were made or maintained by Purchaser but in no event shall Purchaser's use of such a branch, subsidiary or affiliate to make or maintain any part of the Purchaser's Net Investment hereunder cause Purchaser or such branch, subsidiary or affiliate to incur any cost or expenses payable by the Seller hereunder or require the Seller to pay any other compensation to any (including, without limitation, any expenses incurred or payable pursuant to Section 5.3 or 5.4) which would otherwise not be incurred.

11.8. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or enforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

11.9. Survival. All representations, warranties, covenants and agreements of Seller contained herein or in the other Receivables Documents or made in writing in connection herewith shall survive the Initial Purchase Date and shall continue in full force and effect so long as Seller may sell and assign any Sold Receivables hereunder and so long thereafter until the repayment in full of the Purchaser's Net Investment and the payment of the other sums due to Purchaser hereunder. The obligations of the Seller under Sections 2.8, 5.3,
5.4 and 11.6 and Article X shall survive the termination of this Agreement and the discharge of the other obligations of Seller hereunder, and any other Receivables Documents, and shall also survive the payment in full of the Purchaser's Net Investment and the reduction of the Maximum Purchaser's Net Investment to zero (0) in accordance with the provisions of this Agreement.

11.10. GOVERNING LAW. THIS AGREEMENT AND THE OTHER RECEIVABLES DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA (INCLUDING WITHOUT LIMITATION, AS TO THE STATUTE OF LIMITATIONS), WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, EXCEPTING APPLICABLE FEDERAL LAW AND EXCEPT ONLY TO THE EXTENT PRECLUDED BY THE MANDATORY APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

11.11. FORUM. THE PARTIES HERETO AGREE THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER RECEIVABLES DOCUMENTS TO WHICH THE SELLER IS A PARTY MAY BE COMMENCED IN THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY, PENNSYLVANIA OR IN THE DISTRICT COURT OF THE UNITED STATES FOR THE WESTERN DISTRICT OF PENNSYLVANIA, AND THE PARTIES HERETO AGREE THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN EITHER OF SUCH COURTS SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED PERSONALLY OR BY CERTIFIED MAIL TO THE PARTIES AT THEIR RESPECTIVE ADDRESSES SET FORTH IN SECTION 11.1, OR AS OTHERWISE PROVIDED UNDER THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA. FURTHER, SELLER HEREBY SPECIFICALLY CONSENTS TO THE PERSONAL JURISDICTION OF THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY, PENNSYLVANIA AND THE DISTRICT COURT OF THE UNITED STATES FOR THE WESTERN DISTRICT OF PENNSYLVANIA AND WAIVES AND HEREBY ACKNOWLEDGES THAT IT IS ESTOPPED FROM RAISING ANY OBJECTION BASED ON FORUM NON CONVENIENS, ANY CLAIM THAT EITHER SUCH COURT LACKS PROPER VENUE OR ANY OBJECTION THAT EITHER SUCH COURT LACKS PERSONAL JURISDICTION OVER SELLER SO AS TO PROHIBIT EITHER SUCH COURT FROM ADJUDICATING ANY ISSUES RAISED IN A COMPLAINT FILED WITH EITHER

SUCH COURT AGAINST SELLER BY PURCHASER CONCERNING THIS AGREEMENT OR THE OTHER RECEIVABLES DOCUMENTS OR PAYMENT TO PURCHASER. SELLER HEREBY ACKNOWLEDGES AND AGREES THAT THE CHOICE OF FORUM CONTAINED IN THIS SECTION 11.11 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN ANY FORUM OR THE TAKING OF ANY ACTION UNDER THE RECEIVABLES DOCUMENTS TO ENFORCE THE SAME IN ANY APPROPRIATE JURISDICTION.

11.12. Integration. This Agreement and the other Receivables Documents constitute the entire agreement between the parties relating to this financing transaction and they supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the transactions provided for herein.

11.13. Headings. Article, Section and other headings used in this Agreement are intended for convenience only and shall not affect the meaning or construction of this Agreement.

11.14. WAIVER BY JURY TRIAL. IN ORDER TO EXPEDITE THE RESOLUTION OF ANY DISPUTES WHICH MAY ARISE UNDER THIS AGREEMENT OR UNDER ANY OTHER RECEIVABLES DOCUMENT TO WHICH SELLER IS A PARTY, AND IN LIGHT OF THE COMPLEXITY OF THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, THE PARTIES HERETO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT TO WHICH THEY MAY BOTH BE PARTIES, WHETHER ARISING OUT OF, UNDER, OR BY REASON OF THIS AGREEMENT OR ANY OF THE OTHER RECEIVABLES DOCUMENTS OR ANY ASSIGNMENT OR OTHER TRANSACTION THEREUNDER OR BY REASON OF ANY CAUSE OR DISPUTE WHATSOEVER BETWEEN THEM OF ANY KIND OR NATURE. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER OF JURY TRIAL HAS BEEN SPECIFICALLY NEGOTIATED AS A PART OF THIS AGREEMENT.

11.15. Counterparts. This Agreement may be executed in as many counterparts as shall be convenient and by the different parties hereto on separate counterparts, each of which when executed by Purchaser, Seller and Servicer shall be regarded as an original.

11.16. Waiver of Certain Setoff Rights. Without affecting or diminishing any rights of Purchaser with respect to any checks, drafts, or other orders for the payment of money, any deposit funds or any electronic funds transfer which represent Collections or the proceeds of Collections of Sold Receivables, or the right of Purchaser to recover the Purchaser's Net Investment plus Earned Discount and Servicer's Fees from Collections of Sold Receivables, Purchaser shall not have the right to set off any of the funds of Seller on deposit in any account with Purchaser against any debts or other obligations of Seller to the Purchaser.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year first above written.

ATTEST:              (Seal)               SELLER:

                                          KERR GROUP, INC.


By: /s/  L.R. Knipple                     By: /s/  Geoffrey A. Whynot
    --------------------------                --------------------------
Name: Larry R. Knipple                    Name: Geoffrey A. Whynot
Title: V.P., Secretary                    Title: Treasurer


                                          Purchaser:

                                          PNC BANK, NATIONAL ASSOCIATION


                                          By: /s/  Anthony L. Trunzo
                                              --------------------------
                                          Name: Anthony L. Trunzo
                                          Title: Vice President